UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

COCA-COLA CONSOLIDATED, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☒	No fee required

☐	Fee paid previously with preliminary materials

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

COCA-COLA CONSOLIDATED, INC.

Notice of Annual Meeting
and
Proxy Statement

2022 Annual Meeting of Stockholders
May 10, 2022

Coca-Cola Consolidated, Inc.
4100 Coca-Cola Plaza
Charlotte, North Carolina 28211

March 28, 2022

Dear Stockholder:

On behalf of the Board of Directors and the management of Coca‑Cola Consolidated, Inc., I invite you to the 2022 Annual Meeting of Stockholders (the “Annual Meeting”) to be held at 9:00 a.m., Eastern Time, on Tuesday, May 10, 2022. The Annual Meeting will be held exclusively via live audio webcast at www.virtualshareholdermeeting.com/COKE2022. Details regarding how to participate in the Annual Meeting via live audio webcast and the business to be conducted are described in the accompanying Notice of 2022 Annual Meeting of Stockholders and Proxy Statement.

Whether or not you plan to participate in the Annual Meeting, I strongly encourage you to vote as soon as possible to ensure that your shares are represented at the meeting. The accompanying Proxy Statement explains more about voting. Please read it carefully.

Thank you for your continued support.

Sincerely,
J. Frank Harrison, III
Chairman and Chief Executive Officer

COCA-COLA CONSOLIDATED, INC.
4100 Coca‑Cola Plaza
Charlotte, North Carolina 28211
(704) 557-4400

NOTICE OF 2022 ANNUAL MEETING OF STOCKHOLDERS
March 28, 2022

To Stockholders of Coca‑Cola Consolidated, Inc.:

The 2022 Annual Meeting of Stockholders (the “Annual Meeting”) of Coca‑Cola Consolidated, Inc. (the “Company”) will be held at 9:00 a.m., Eastern Time, on Tuesday, May 10, 2022 via live audio webcast at www.virtualshareholdermeeting.com/COKE2022, for the following purposes:

1.To elect the 11 directors nominated by the Board of Directors;

2.To ratify the appointment of PricewaterhouseCoopers LLP to serve as the Company’s independent registered public accounting firm for fiscal 2022; and

3.To transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

The Board of Directors unanimously recommends that you vote “FOR” Items 1 and 2. The proxy holders will use their discretion to vote on other matters that may properly come before the Annual Meeting or any adjournment or postponement thereof.

Stockholders as of the close of business on March 14, 2022 will be entitled to vote during the Annual Meeting by visiting www.virtualshareholdermeeting.com/COKE2022. To participate in the Annual Meeting via live audio webcast, you will need the 16‑digit control number, which can be found on the proxy card, voting instruction form or Notice of Internet Availability of Proxy Materials provided or the instructions that you receive by email. The Annual Meeting will begin promptly at 9:00 a.m., Eastern Time. Online check-in will begin at 8:45 a.m., Eastern Time. Please allow ample time for the online check-in process.

Your vote is important. Whether or not you plan to participate in the Annual Meeting, you are encouraged to vote as soon as possible to ensure that your shares are represented at the meeting. If you are a stockholder of record and received a paper copy of the proxy materials by mail, you may vote your shares by proxy using one of the following methods: (i) vote via the internet; (ii) vote by telephone; or (iii) complete, sign, date and return your proxy card in the postage-paid envelope provided. If you are a stockholder of record and received only a Notice of Internet Availability of Proxy Materials by mail, you may vote your shares by proxy at the internet site address listed on your Notice. If you hold your shares through an account with a bank, broker or similar organization, please follow the instructions you receive from the stockholder of record to vote your shares.

By Order of the Board of Directors,

E. Beauregarde Fisher III
Executive Vice President, General Counsel and Secretary

Important Notice Regarding the Availability of Proxy Materials
for the Annual Meeting of Stockholders To Be Held on May 10, 2022:

The Notice of Annual Meeting and Proxy Statement and the 2021 Annual Report to Stockholders
are available at www.proxyvote.com.

i

PROXY STATEMENT

The Board of Directors (the “Board of Directors” or the “Board”) of Coca‑Cola Consolidated, Inc. (“Coke Consolidated” or the “Company”) is providing these materials to you in connection with the 2022 Annual Meeting of Stockholders (the “Annual Meeting”). The Annual Meeting will be held at 9:00 a.m., Eastern Time, on Tuesday, May 10, 2022 via live audio webcast at www.virtualshareholdermeeting.com/COKE2022.

General Information

Why did I receive these materials?

You received these materials because the Board of Directors is soliciting your proxy to vote your shares at the Annual Meeting. This Proxy Statement includes information that Coke Consolidated is required to provide you under the Securities and Exchange Commission rules and regulations (the “SEC rules”) and is designed to assist you in voting your shares.

What is a proxy?

The Board is asking for your proxy. This means you authorize persons selected by the Company to vote your shares at the Annual Meeting in the way that you instruct. All shares represented by valid proxies received and not revoked before the Annual Meeting will be voted in accordance with the stockholder’s specific voting instructions.

Why did I receive a one-page notice regarding internet availability of proxy materials instead of a full set of proxy materials?

The SEC rules allow companies to choose the method for delivery of proxy materials to stockholders. For most stockholders, the Company has elected to mail a notice regarding the availability of proxy materials on the internet (the “Notice of Internet Availability”), rather than sending a full set of these materials in the mail. The Notice of Internet Availability, or a full set of the proxy materials (including the Proxy Statement and form of proxy), as applicable, was sent to stockholders beginning March 28, 2022, and the proxy materials were posted on the investor relations portion of the Company’s website, www.cokeconsolidated.com, and on the website referenced in the Notice of Internet Availability on the same day. Utilizing this method of proxy delivery expedites receipt of proxy materials by the Company’s stockholders and lowers the cost of the Annual Meeting. If you would like to receive a paper or email copy of the proxy materials, you should follow the instructions in the Notice of Internet Availability for requesting a copy.

What is included in these materials?

These materials include:

•the Notice of Annual Meeting and Proxy Statement; and

•the 2021 Annual Report to Stockholders, which contains the Company’s audited consolidated financial statements.

If you received a paper copy of these materials by mail, these materials also include the proxy card or voting instruction form for the Annual Meeting.

What items will be voted on at the Annual Meeting?

There are two proposals scheduled to be voted on at the Annual Meeting:

•the election of the 11 directors nominated by the Board of Directors; and

•the ratification of the appointment of PricewaterhouseCoopers LLP to serve as the Company’s independent registered public accounting firm for fiscal 2022.

The Board is not aware of any other matters to be brought before the Annual Meeting. If other matters are properly raised at the Annual Meeting, the proxy holders may vote any shares represented by proxy in their discretion.

What are the Board’s voting recommendations?

The Board unanimously recommends that you vote your shares:

•“FOR” the election of each of the 11 directors nominated by the Board of Directors; and

•“FOR” the ratification of the appointment of PricewaterhouseCoopers LLP to serve as the Company’s independent registered public accounting firm for fiscal 2022.

Who can participate in the Annual Meeting?

The Annual Meeting will be held exclusively via live audio webcast at www.virtualshareholdermeeting.com/COKE2022. Participation in the Annual Meeting is limited to:

•stockholders as of the close of business on March 14, 2022;

•holders of valid proxies for the Annual Meeting; and

•invited guests.

To participate in the Annual Meeting via live audio webcast, you will need the 16‑digit control number, which can be found on the proxy card, voting instruction form or Notice of Internet Availability provided or the instructions that you receive by email. The Annual Meeting will begin promptly at 9:00 a.m., Eastern Time, on Tuesday, May 10, 2022. Online check-in will begin at 8:45 a.m., Eastern Time. Please allow ample time for the online check-in process. If you encounter any difficulties accessing the live audio webcast of the Annual Meeting during the online check-in process or during the meeting itself, including any difficulties with your 16‑digit control number, please call the technical support number available at www.virtualshareholdermeeting.com/COKE2022.

When is the record date and who is entitled to vote?

The Board set March 14, 2022 as the record date. As of the close of business on the record date, there were 7,141,447 shares of Coke Consolidated Common Stock outstanding and 2,232,242 shares of Coke Consolidated Class B Common Stock outstanding. Each share of Common Stock outstanding as of the close of business on the record date is entitled to one vote and each share of Class B Common Stock outstanding as of the close of business on the record date is entitled to 20 votes on any matter properly presented at the Annual Meeting.

What is a stockholder of record?

A stockholder of record or registered stockholder is a stockholder whose ownership of Coke Consolidated stock is reflected directly on the books and records of the Company’s transfer agent, American Stock Transfer & Trust

Company, LLC. If you hold Coke Consolidated stock through an account with a bank, broker or similar organization, you are considered the beneficial owner of shares held in street name and are not a stockholder of record. For shares held in street name, the stockholder of record is your bank, broker or similar organization. Coke Consolidated only has access to ownership records for the registered shares.

How do I vote?

You may vote by any of the following methods:

•Electronically during the Annual Meeting. Stockholders of record and beneficial owners of shares held in street name may participate in the Annual Meeting via live audio webcast and cast their vote online during the meeting prior to the closing of the polls by visiting www.virtualshareholdermeeting.com/COKE2022.

•Via the internet or by telephone. Stockholders of record may vote by proxy, via the internet or by telephone, by following the instructions included in the proxy card or Notice of Internet Availability provided or the instructions that they receive by email. If you are a beneficial owner of shares held in street name, your ability to vote via the internet or by telephone depends on the voting procedures of the stockholder of record (e.g., your bank, broker or other nominee). Please follow the instructions included in the voting instruction form or Notice of Internet Availability provided to you by the stockholder of record.

•By mail. Stockholders of record and beneficial owners of shares held in street name may vote by proxy by completing, signing, dating and returning the proxy card or voting instruction form provided.

How can I revoke my proxy or change my vote?

Stockholders of record. You may revoke your proxy or change your vote at any time prior to the taking of the vote at the Annual Meeting by (i) submitting a written notice of revocation to the Company’s Secretary at Coca‑Cola Consolidated, Inc., 4100 Coca‑Cola Plaza, Charlotte, North Carolina 28211; (ii) delivering a proxy bearing a later date using any of the voting methods described in the immediately preceding Q&A, including via the internet or by telephone, and until the applicable deadline for each method specified in the accompanying proxy card or the Notice of Internet Availability; or (iii) participating in the Annual Meeting via live audio webcast and voting online during the meeting prior to the closing of the polls. Participation in the Annual Meeting will not cause your previously granted proxy to be revoked unless you vote online during the meeting prior to the closing of the polls. For all methods of voting, the last vote cast will supersede all previous votes.

Beneficial owners of shares held in street name. You may revoke or change your voting instructions by participating in the Annual Meeting via live audio webcast and voting online during the meeting prior to the closing of the polls or by following the specific instructions provided to you by the stockholder of record (e.g., your bank, broker or other nominee).

What happens if I vote by proxy and do not provide specific voting instructions?

Stockholders of record. If you are a stockholder of record and you vote by proxy, via the internet, by telephone or by returning a properly executed and dated proxy card by mail, without providing specific voting instructions, then the proxy holders will vote your shares in the manner recommended by the Board on all matters presented in this Proxy Statement and as the proxy holders may determine in their discretion for any other matters properly presented for a vote at the Annual Meeting.

Beneficial owners of shares held in street name. If you are a beneficial owner of shares held in street name and you do not provide the organization that holds your shares with specific voting instructions, under the rules of various national and regional securities exchanges, the organization that holds your shares may generally vote on “routine” matters but cannot vote on “non-routine” matters. If the organization that holds your shares does not receive instructions from you on how to vote your shares on a “non-routine” matter, the organization that holds your shares will inform the inspector of election that it does not have the authority to vote on that matter with respect to your shares. This is referred to as a “broker non-vote.”

Proposal 1, the election of directors, is a “non-routine” matter. Consequently, without your voting instructions, the organization that holds your shares cannot vote your shares on this proposal. Proposal 2, the ratification of the appointment of PricewaterhouseCoopers LLP to serve as the Company’s independent registered public accounting firm for fiscal 2022, is considered a “routine” matter.

What is the voting requirement to approve each of the proposals?

•Proposal 1, Election of Directors. Directors shall be elected by a plurality of the votes cast (meaning that the 11 director nominees who receive the highest number of votes cast “for” their election will be elected as directors). There is no cumulative voting with respect to the election of directors.

•Proposal 2, Ratification of the Appointment of Independent Registered Public Accounting Firm. Ratification of the appointment of PricewaterhouseCoopers LLP to serve as the Company’s independent registered public accounting firm for fiscal 2022 requires the affirmative vote of a majority of the total votes of all shares of Coke Consolidated Common Stock and Class B Common Stock present in person or represented by proxy and entitled to vote on the proposal at the Annual Meeting (meaning that of the total votes of all shares of Coke Consolidated Common Stock and Class B Common Stock represented at the Annual Meeting and entitled to vote, a majority of them must be voted “for” the proposal for it to be approved).

•Other Items. Approval of any other matters requires the affirmative vote of a majority of the total votes of all shares of Coke Consolidated Common Stock and Class B Common Stock present in person or represented by proxy and entitled to vote on the item at the Annual Meeting (meaning that of the total votes of all shares of Coke Consolidated Common Stock and Class B Common Stock represented at the Annual Meeting and entitled to vote, a majority of them must be voted “for” the item for it to be approved).

What is the quorum for the Annual Meeting? How are “withhold” votes, abstentions and broker non-votes treated?

The presence, in person or by proxy, of the holders of a majority of the votes eligible to be cast by the holders of Coke Consolidated Common Stock and Class B Common Stock voting together as a class is necessary for the transaction of business at the Annual Meeting. Virtual attendance at the Annual Meeting constitutes presence in person for the purpose of establishing a quorum at the meeting. Your shares are counted as being present if you participate in the Annual Meeting via live audio webcast and cast your vote online during the meeting prior to the closing of the polls by visiting www.virtualshareholdermeeting.com/COKE2022, or if you vote by proxy, via the internet, by telephone or by returning a properly executed and dated proxy card or voting instruction form by mail. “Withhold” votes, abstentions and broker non-votes are counted as present for the purpose of determining a quorum for the Annual Meeting; however, broker non-votes are not counted as present for the purpose of determining a quorum for Proposal 1, the election of directors.

With respect to Proposal 1, the election of directors, only “for” and “withhold” votes may be cast. Broker non-votes will not be considered votes cast for the foregoing purpose and will therefore have no effect on the election of director nominees. “Withhold” votes will also have no effect on the election of director nominees.

With respect to Proposal 2, the ratification of the appointment of PricewaterhouseCoopers LLP to serve as the Company’s independent registered public accounting firm for fiscal 2022, you may vote “for” or “against” this proposal, or you may “abstain” from voting on this proposal. Abstentions will be counted as votes present in person or represented by proxy at the Annual Meeting and entitled to vote on this proposal and will therefore have the same effect as votes “against” this proposal, and broker non-votes will not be considered entitled to vote on this proposal and will therefore have no effect on its outcome. As discussed above, because Proposal 2, the ratification of the appointment of PricewaterhouseCoopers LLP to serve as the Company’s independent registered public accounting firm for fiscal 2022, is considered a “routine” matter, the Company does not expect any broker non-votes with respect to this proposal.

Will I be given the opportunity to submit questions during the Annual Meeting?

Yes. Stockholders as of the close of business on the record date will be able to submit questions during the Annual Meeting by visiting www.virtualshareholdermeeting.com/COKE2022. The Company will try to answer as many stockholder-submitted questions as time permits, and, in the event the Company receives more questions than it can answer during the allotted period of time, the Company will answer them in the order received. However, the Company reserves the right to edit profanity or other inappropriate language and to exclude questions that are not pertinent to meeting matters, do not comply with the meeting rules of conduct, or are otherwise inappropriate. If the Company receives substantially similar questions, it will group such questions together and provide a single response to avoid repetition.

Who pays for solicitation of proxies?

The Company is paying the cost of soliciting proxies and will reimburse its transfer agent, brokerage firms, financial institutions and other custodians, nominees, fiduciaries and stockholders of record for their reasonable out-of-pocket expenses for sending proxy materials to stockholders and obtaining their proxies. In addition to soliciting the proxies by mail and the internet, certain of the Company’s directors, officers and employees, without compensation, may solicit proxies personally or by telephone, facsimile and email. The Company has retained Broadridge Financial Solutions, Inc. to aid in the solicitation of proxies with respect to shares of Coke Consolidated stock held by brokerage firms, financial institutions and other custodians, nominees, fiduciaries and stockholders of record for a fee of approximately $1,000, plus expenses.

What are the expected voting results?

The Company expects each of the proposals to be approved by the stockholders. The Board has been informed that J. Frank Harrison, III intends to vote an aggregate of 2,231,940 shares of Coke Consolidated Class B Common Stock (representing 44,638,800 votes and an aggregate of 86.2% of the total voting power of Coke Consolidated Common Stock and Class B Common Stock together as of the record date):

•“FOR” the election of each of the 11 directors nominated by the Board of Directors; and

•“FOR” the ratification of the appointment of PricewaterhouseCoopers LLP to serve as the Company’s independent registered public accounting firm for fiscal 2022.

Where can I find the voting results of the Annual Meeting?

The Company will announce preliminary or final voting results at the Annual Meeting and publish final results in a Current Report on Form 8-K filed with the Securities and Exchange Commission (the “SEC”) within four business days of the completion of the meeting.

Security Ownership of Directors and Executive Officers

The table below shows the number of shares of Coke Consolidated Common Stock and Class B Common Stock beneficially owned as of March 14, 2022 by each director, director nominee and named executive officer and by all directors and executive officers as a group. As of March 14, 2022, a total of 7,141,447 shares of Common Stock and 2,232,242 shares of Class B Common Stock were outstanding. Information about the beneficial ownership of the Common Stock and Class B Common Stock owned by Mr. Harrison is shown on page 7.

Name	Class	Number of Shares and Nature of Beneficial Ownership		Percentage of Class
Sharon A. Decker	Common Stock	—		*
Morgan H. Everett	Common Stock	—	(1)	*
James R. Helvey, III	Common Stock	—		*
William H. Jones	Common Stock	100	(2)	*
Umesh M. Kasbekar	Common Stock	—		*
David M. Katz	Common Stock	—		*
Jennifer K. Mann	Common Stock	—		*
James H. Morgan	Common Stock	—		*
John W. Murrey, III	Common Stock	—		*
Dennis A. Wicker	Common Stock	—		*
Richard T. Williams	Common Stock	—		*
F. Scott Anthony	Common Stock	—		*
Robert G. Chambless	Common Stock	—		*
E. Beauregarde Fisher III	Common Stock	—		*
Directors and executive officers as a group (excluding Mr. Harrison) (19 persons)	Common Stock	100		*
__________

*Less than 1% of the outstanding shares of such class.

(1)Excludes 535,178 shares of Class B Common Stock held by the JFH Family Limited Partnership—FH1 and 78,596 shares of Class B Common Stock held by a trust of which Ms. Everett is one of the beneficiaries. Ms. Everett has a pecuniary interest in these shares, but does not have voting or investment power with respect to these shares.

(2)Held jointly with his spouse.

Principal Stockholders

The following table provides information about the beneficial ownership of Coke Consolidated Common Stock and Class B Common Stock as of March 14, 2022 by each person known by the Company to beneficially own more than 5% of the outstanding shares of Coke Consolidated Common Stock or Class B Common Stock as of such date:

Name and Address of Beneficial Owner	Class	Number of Shares and Nature of Beneficial Ownership		Percentage of Class(1)	Total Votes	Percentage of Total Votes(1)
J. Frank Harrison, III,	Common Stock	2,231,940	(2)	23.8%	44,638,800	86.2%
J. Frank Harrison Family, LLC,	Class B Common Stock	2,231,940	(3)(4)(5)	99.99%
Harrison Family Limited Partnerships and
JFH3 Holdings LLC, as a group
4100 Coca-Cola Plaza
Charlotte, North Carolina 28211
The Coca-Cola Company	Common Stock	2,482,165	(6)	34.8%	2,482,165	4.8%
One Coca-Cola Plaza
Atlanta, Georgia 30313
BlackRock, Inc.	Common Stock	695,253	(7)	9.7%	695,253	1.3%
55 East 52nd Street
New York, New York 10055
The Vanguard Group, Inc.	Common Stock	595,563	(8)	8.3%	595,563	1.2%
100 Vanguard Boulevard
Malvern, Pennsylvania 19355
__________

(1)A total of 7,141,447 shares of Common Stock and 2,232,242 shares of Class B Common Stock were outstanding on March 14, 2022. The percentage of Common Stock owned by J. Frank Harrison, III shown in this column assumes conversion of all 2,231,940 shares of Class B Common Stock beneficially owned as described below in Footnote 3 that are convertible into shares of Common Stock. The percentages of Common Stock owned by The Coca‑Cola Company and the other entities identified in the table that owned more than 5% of the outstanding shares of Common Stock as of March 14, 2022 do not assume such conversion has occurred.

(2)Consists of 2,231,940 shares of Class B Common Stock beneficially owned as described below in Footnote 3 that are convertible into shares of Common Stock.

(3)Consists of (i) a total of 1,605,534 shares of Class B Common Stock held by the JFH Family Limited Partnership—FH1, the JFH Family Limited Partnership—SW1 and the JFH Family Limited Partnership—DH1 (collectively, the “Harrison Family Limited Partnerships”), as to which Mr. Harrison in his capacity as the Consolidated Stock Manager of the J. Frank Harrison Family, LLC (the general partner of each of the Harrison Family Limited Partnerships) has sole voting and investment power; (ii) 235,786 shares of Class B Common Stock held by certain trusts established for the benefit of certain relatives of the late J. Frank Harrison, Jr., as to which Mr. Harrison has sole voting and investment power; and (iii) 390,620 shares of Class B Common Stock held by the JFH3 Holdings LLC, of which Mr. Harrison is the sole manager and as to which Mr. Harrison has sole voting and investment power. The members of the JFH3 Holdings LLC and their respective ownership interests are (A) Mr. Harrison: 41.1789%; (B) Mr. Harrison’s spouse: 40.6689%; (C) The J. Frank Harrison, III 2021 Family Trust dated October 8, 2021: 9.0711%; and (D) The Jan M. Harrison 2021 Irrevocable Trust dated October 7, 2021: 9.0811%. Mr. Harrison disclaims beneficial ownership of the shares of Class B Common Stock held by the JFH3 Holdings LLC except to the extent of his pecuniary interest therein.

(4)The trusts described above in clause (ii) of Footnote 3 have the right to acquire 292,386 shares of Class B Common Stock from Coke Consolidated in exchange for an equal number of shares of Common Stock. In the event of such an exchange, Mr. Harrison would have sole voting and investment power over the shares of Class B Common Stock acquired. The trusts do not own any shares of Common Stock with which to make the exchange, and any purchase of Common Stock would require approval by the trustees of the trusts. Accordingly, the table does not include shares related to this exchange right.

(5)On March 17, 2022, Coke Consolidated entered into a stockholder conversion agreement with the JFH Family Limited Partnership—SW1, the JFH Family Limited Partnership—DH1 and two of the trusts described above in clause (ii) of Footnote 3 (collectively, the “Converting Stockholders”), pursuant to which Coke Consolidated and the Converting Stockholders agreed upon the process for converting an aggregate of 1,227,546 of the 2,231,940 shares of Class B Common Stock described above in Footnote 3 owned by the Converting Stockholders on a one share for one share basis into shares of Common Stock, effective as of March 17, 2022 (the “Converted Shares”). Concurrently with such conversion, the documents governing the operation of the Converting Stockholders were modified to provide that Mr. Harrison will no longer have any voting or investment power with respect to the Converted Shares, except the Converting Stockholders granted Mr. Harrison an irrevocable proxy to represent and to vote the Converted Shares on all matters that may properly come before the Annual Meeting or any adjournment or postponement thereof. In addition, the exchange right described above in Footnote 4 was consolidated into a trust of which Mr. Harrison is a co-trustee and the primary income beneficiary. In the event of such an exchange, Mr. Harrison would have sole voting and investment power over the shares of Class B Common Stock acquired.

(6)This information is based upon a Schedule 13D/A filed jointly with the SEC by The Coca‑Cola Company, The Coca‑Cola Trading Company LLC, Coca‑Cola Oasis LLC and Carolina Coca‑Cola Bottling Investments, Inc. on December 10, 2020. The Schedule 13D/A reports that such entities have shared voting and investment power over all of such shares.

(7)This information is based upon a Schedule 13G/A filed with the SEC by BlackRock, Inc. (“BlackRock”) on February 1, 2022. The Schedule 13G/A reports that BlackRock has sole voting power over 687,238 shares, shared voting power over no shares and sole investment power over all of such shares.

(8)This information is based upon a Schedule 13G/A filed with the SEC by The Vanguard Group, Inc. (“Vanguard”) on February 9, 2022. The Schedule 13G/A reports that Vanguard has sole voting power over no shares, shared voting power over 8,977 shares, sole investment power over 582,369 shares and shared investment power over 13,194 shares.

Proposal 1:
Election of Directors

The Board of Directors currently consists of 12 members and has no vacancies. John W. Murrey, III is not standing for reelection at the Annual Meeting. On March 18, 2022, Mr. Murrey notified the Company of his retirement from the Board of Directors, effective as of May 10, 2022. Effective on the date of the Annual Meeting, the size of the Board will be reduced to 11 members.

On the recommendation of the Executive Committee, the Board has nominated the 11 persons listed below for election as directors at the Annual Meeting. If elected, each nominee will serve until his or her term expires at the 2023 Annual Meeting of Stockholders or until his or her successor is duly elected and qualified. All of the nominees are currently serving as directors and were elected to the Board at the 2021 Annual Meeting of Stockholders. Each nominee has agreed to be named in this Proxy Statement and to serve if elected.

Although the Company knows of no reason why any of the nominees would not be able to serve, if any nominee is unavailable for election, the proxy holders intend to vote your shares for any substitute nominee proposed by the Board.

The Board of Directors unanimously recommends that you vote “FOR” the election of each of the 11 nominees listed below. Unless otherwise specified, proxies will be voted “FOR” the election of each of the 11 nominees listed below.

Director Nominees

Listed below are the 11 persons nominated for election to the Board of Directors. The following paragraphs include information about each director nominee’s business background, as furnished to the Company by the nominee, and additional experience, qualifications, attributes or skills that led the Board of Directors to conclude that the nominee should serve on the Board.

Name	Age	Principal Occupation	Director Since
J. Frank Harrison, III	67	Chairman of the Board and Chief Executive Officer of Coke Consolidated	1986
Sharon A. Decker	65	President, Tryon Equestrian Partners, Carolina Operations	2001
Morgan H. Everett	40	Vice Chair of the Board of Coke Consolidated	2011
James R. Helvey, III	63	Managing Partner, Cassia Capital Partners, LLC	2016
William H. Jones	66	Chancellor, Columbia International University	2011
Umesh M. Kasbekar	64	Non-Executive Vice Chairman of the Board of Coke Consolidated	2016
David M. Katz	53	President and Chief Operating Officer of Coke Consolidated	2018
Jennifer K. Mann	49	Senior Vice President and President of Global Ventures, The Coca-Cola Company	2017
James H. Morgan	74	Chairman, Covenant Capital LLC	2008
Dennis A. Wicker	69	Partner, Nelson Mullins Riley & Scarborough LLP	2001
Richard T. Williams	68	Vice President of Corporate Community Affairs, Duke Energy Corporation (Retired)	2017

J. Frank Harrison, III

Mr. Harrison is Chairman of the Board and Chief Executive Officer of Coke Consolidated. Mr. Harrison served as Vice Chairman of the Board from November 1987 through his election as Chairman in December 1996 and was elected as Chief Executive Officer in May 1994. He was first employed by the Company in 1977 and also served as a Division Sales Manager and as a Vice President.

Mr. Harrison brings extensive business, managerial and leadership experience to the Board. With over 40 years of experience with Coke Consolidated, Mr. Harrison provides the Board with a vital understanding and appreciation of the Company’s business. His strong leadership skills have been demonstrated through his service as Chief Executive Officer since 1994 and as Chairman of the Board since 1996. He is also the controlling stockholder of Coke Consolidated and, as a member of the founding family of Coke Consolidated, maintains a unique position within the Coca‑Cola system.

Sharon A. Decker

Ms. Decker is President of Tryon Equestrian Partners, Carolina Operations, an investment group responsible for the development and operation of a premier sports complex and resort in western North Carolina. Prior to holding this position, she served as Chief Operating Officer of Tryon Equestrian Partners, Carolina Operations from August 2015 to April 2020. Ms. Decker was President of NURAY Media, a multi-media conservation, preservation and restoration company, from January 2015 until August 2015. Ms. Decker served as Secretary of Commerce for the State of North Carolina from January 2013 until December 2014. Prior to that, she was Chief Executive Officer of The Tapestry Group, a faith-based non-profit organization, since September 2004, and Chief Executive Officer of North Washington Street Properties, a community redevelopment company, since October 2004. Ms. Decker served as President of The Tanner Companies, a direct seller of women’s apparel, from August 2002 to September 2004. From August 1999 to July 2002, she was President of Doncaster, a division of The Tanner Companies. Ms. Decker was President and Chief Executive Officer of the Lynnwood Foundation, which created and managed a conference facility and leadership institute, from 1997 until 1999. From 1980 until 1997, she served Duke Energy Corporation, an electric power holding company, in a number of capacities, including Corporate Vice President and Executive Director of the Duke Energy Foundation, a non-profit philanthropic organization. Ms. Decker is a director of Culp, Inc., a manufacturer of mattress and upholstery fabrics, and serves on the Board of Trustees of the University of North Carolina at Charlotte. She previously served as a director of SCANA Corporation, a diversified utility company, from 2006 to 2013 and from 2015 to 2018 and as a director of Family Dollar Stores, Inc., an operator of general merchandise retail discount stores, from 1999 to 2015.

Ms. Decker brings to the Board a unique and valuable perspective from the numerous executive and leadership positions she has held across a broad range of fields, including non-profit organizations and large public companies. Ms. Decker’s diverse executive experience and extensive experience serving on multiple boards qualify her to serve as a member of the Board.

Morgan H. Everett

Ms. Everett is Vice Chair of the Board of Coke Consolidated, a position she has held since May 2020. Prior to that, she was Senior Vice President of Coke Consolidated from April 2019 to May 2020, Vice President of Coke Consolidated from January 2016 to March 2019, and Community Relations Director of Coke Consolidated from January 2009 to December 2015. Since December 2018, Ms. Everett has served as Chairman of Red Classic Services, LLC and Data Ventures, Inc., two of Coke Consolidated’s operating subsidiaries. She has been an employee of Coke Consolidated since October 2004. Ms. Everett graduated from Southern Methodist University with a B.A. in Communications in 2003, and she is a member of the founding family of Coke Consolidated.

Ms. Everett’s past service to Coke Consolidated, including experience in the operations of the Company, and her education qualify her to serve as a member of the Board. Ms. Everett’s service on the Board also adds to the diversity of the Board in both demographics and perspective.

James R. Helvey, III

Mr. Helvey co-founded Cassia Capital Partners, LLC, a registered investment advisor, in 2011 and has served as a managing partner since its formation. From 2005 to 2011, Mr. Helvey was a partner and the Risk Management Officer for CMT Asset Management Limited, a private investment firm. From 2003 to 2004, Mr. Helvey was a candidate for the United States Congress in the 5th District of North Carolina. Mr. Helvey served as Chairman and Chief Executive Officer of Cygnifi Derivatives Services, LLC, an online derivatives services provider, from 2000 to 2002. From 1985 to 2000, Mr. Helvey was employed by J.P. Morgan & Co., a financial services company, serving in a variety of capacities, including Chair of J.P. Morgan’s Liquidity Committee, Vice Chairman of J.P. Morgan’s Risk Management Committee, Global Head of Derivative Counterparty Risk Management, head of the swap derivative trading business in Asia and head of short-term interest rate derivatives and foreign exchange forward trading in Europe. Mr. Helvey graduated magna cum laude with honors from Wake Forest University. Mr. Helvey was also a Fulbright Scholar at the University of Cologne in Germany and received a Master’s degree in international finance and banking from Columbia University, School of International and Public Affairs, where he was an International Fellow. Mr. Helvey is Chair of the board of directors of Computer Task Group, Inc., a publicly traded information technology solutions and services company, and a director of Verger Capital Management, LLC and Piedmont Federal Savings Bank, and has also served on the boards of Wake Forest University and the Wake Forest Baptist Medical Center. Mr. Helvey was a director of Pike Corporation, an energy solutions provider, from 2005 to 2014, where he served as Lead Independent Director, Chairman of the Audit Committee and Chairman of the Compensation Committee.

Mr. Helvey’s experience in international business and finance and executive management and as a director of other organizations brings a valuable and necessary perspective to the Board and qualifies him to serve as a member of the Board.

William H. Jones

Dr. Jones serves as Chancellor of Columbia International University, a position he has held since July 2017. Dr. Jones served as President of Columbia International University from 2007 to 2017. Prior to accepting the role of President, Dr. Jones served in senior roles as Provost and Senior Vice President of Columbia International University, where he has also taught since 1990. Dr. Jones also serves as President of the International Leadership Team of Crossover Communications International and served as a member of the Board of Trustees and Finance Committee of the South Carolina Independent Colleges and Universities from 2007 until 2017.

Dr. Jones’ demonstrated leadership skills, board experience, academic credentials and success in managing an academic institution qualify him for service on the Board. Dr. Jones’ strong character and experience in matters of ethics also qualify him for service on the Board.

Umesh M. Kasbekar

Mr. Kasbekar is Non-Executive Vice Chairman of the Board of Coke Consolidated. Mr. Kasbekar served as Executive Vice Chairman of the Board of Coke Consolidated from January 2016 until his retirement in July 2020. Mr. Kasbekar has served as a consultant to the Company since his retirement. He previously served as Secretary of the Company from August 2012 to May 2017 and as Senior Vice President, Planning and Administration of the Company from June 2005 to December 2015. Prior to that, he was the Company’s Vice President, Planning, a position he was elected to in December 1988.

Mr. Kasbekar has served Coke Consolidated for over 30 years in various positions in the Company’s accounting, finance, distribution, manufacturing, corporate planning and administrative functions, providing him with an essential understanding of the Company’s business and history as well as significant knowledge of the beverage industry. Mr. Kasbekar’s years of experience with Coke Consolidated and his industry expertise make him a valuable member of the Board.

David M. Katz

Mr. Katz is President and Chief Operating Officer of Coke Consolidated, a position he has held since December 2018. Prior to that, Mr. Katz served in various positions within the Company, including Executive Vice President and Chief Financial Officer from January 2018 to December 2018, Executive Vice President, Product Supply and Culture & Stewardship from April 2017 to January 2018, Executive Vice President, Human Resources from April 2016 to April 2017 and Senior Vice President from January 2013 to March 2016. He held the position of Senior Vice President, Midwest Region for Coca‑Cola Refreshments USA, Inc. (“CCR”), a wholly owned subsidiary of The Coca‑Cola Company, from November 2010 to December 2012. Prior to the formation of CCR, he was Vice

President, Sales Operations for Coca‑Cola Enterprises  Inc.’s (“CCE”) East Business Unit from January 2010 to December 2010. From 2008 to 2010, he served as Chief Procurement Officer and as President and Chief Executive Officer of Coca‑Cola Bottlers’ Sales & Services Company LLC. He began his Coca‑Cola career in 1993 with CCE as a Logistics Consultant.

Mr. Katz’s diverse experience at Coke Consolidated in the areas of executive leadership, finance, product supply, culture and stewardship and human resources, as well as his long-standing service in the Coca‑Cola system and his extensive knowledge of the beverage industry, qualify him to serve as a member of the Board.

Jennifer K. Mann

Ms. Mann is Senior Vice President and President of Global Ventures for The Coca‑Cola Company, the world’s largest nonalcoholic beverage company, positions she has held since May 2017 and January 2019, respectively. Prior to holding these positions, she served as Chief People Officer of The Coca‑Cola Company from May 2017 until March 2019, as Chief of Staff for the Chief Executive Officer of The Coca‑Cola Company from October 2015 until October 2018 and as Vice President and General Manager of the Coca‑Cola Freestyle platform from July 2012 until September 2015. Ms. Mann joined The Coca‑Cola Company in 1997 as a Manager in the National Customer Support division of Coca‑Cola North America, and has held numerous leadership roles in strategy, marketing and operations over the course of her career at The Coca‑Cola Company, including Director of McDonald’s Customer & Consumer Operations, Director of Good Answer, and Vice President of Foodservice & On-Premise Strategy and Marketing for CCR, a wholly owned subsidiary of The Coca‑Cola Company.

Ms. Mann’s diverse experience in strategy, marketing, operations and innovation, as well as her position with The Coca‑Cola Company and knowledge of the Coca‑Cola system and the beverage industry, qualify her to serve as a member of the Board.

James H. Morgan

Mr. Morgan has served as Chairman of Covenant Capital LLC, an investment management firm, since February 2015, after previously serving in that capacity from 2001 to 2008. Mr. Morgan also served as Chairman of Krispy Kreme Doughnuts, Inc., a leading branded specialty retailer and wholesaler of premium quality sweet treats and complementary products, from January 2005 to August 2016, as Chief Executive Officer from January 2008 to June 2014, as President from January 2008 to November 2011 and from April 2012 to June 2014 and as Vice Chairman from March 2004 to January 2005. Previously, Mr. Morgan served as a consultant to Wachovia Securities, Inc., a securities and investment banking firm, from January 2000 to May 2001. From April 1999 to December 1999, Mr. Morgan was Chairman and Chief Executive Officer of Wachovia Securities, Inc. Mr. Morgan was employed by Interstate/Johnson Lane, an investment banking and brokerage firm, from 1990 to 1999 in various capacities, including as Chairman and Chief Executive Officer. Mr. Morgan served as a director of Lowe’s Companies, Inc., a home improvement retailer, from 2015 to 2020 and was a director of Krispy Kreme Doughnuts, Inc. from 2000 to 2017.

As the current Chairman of Covenant Capital LLC and a former executive at several major public and private companies, Mr. Morgan provides the Board with significant leadership and executive experience. Mr. Morgan’s proven leadership capability and his extensive knowledge of the complex financial and operational issues facing large companies qualify him to serve as a member of the Board.

Dennis A. Wicker

Mr. Wicker has been a partner in the law firm of Nelson Mullins Riley & Scarborough LLP in its Raleigh, North Carolina office since November 2009. He served as Lt. Governor of the State of North Carolina from 1993 to 2001. Mr. Wicker also previously served as Chairman of the State Board of Community Colleges and as Chairman of North Carolina’s Technology Council. Mr. Wicker currently serves on the board of directors of First Bancorp, a bank holding company, and is a member of the Campbell Law School Board of Visitors. Mr. Wicker was a director of Air T, Inc., an air transportation services company, until 2013.

Mr. Wicker’s leadership skills, years of high-quality service on the Board, service on the boards of directors of First Bancorp and Air T, Inc. and experience in public service qualify him for service on the Board.

Richard T. Williams

Mr. Williams served as Vice President of Corporate Community Affairs at Duke Energy Corporation, an electric power holding company, and as President of the Duke Energy Foundation, a non-profit philanthropic organization, from March 2012 and March 2007, respectively, until his retirement in December 2015. Mr. Williams served as Vice President, Environmental, Health & Safety at Duke Energy Corporation from May 2008 until March 2012 and as Vice President, Enterprise Field Services at Duke Energy Corporation from January 2006 until May 2008. Mr. Williams currently serves on the boards of HomeTrust Bancshares, Inc., Atrium Health (formerly Carolinas HealthCare System), Hope Haven, Inc. and The Good Fellows Club and on the Board of Trustees of Central Piedmont Community College. Mr. Williams previously served on the Board of Trustees of the University of North Carolina at Chapel Hill from 1999 until 2007 and on the boards of UNC HealthCare System from 2008 until 2012, Greater Charlotte YMCA from 2004 until 2014, the Mint Museum from 2004 until 2014 and Bank of Commerce, Charlotte from 2008 until 2014.

The executive leadership skills Mr. Williams’ developed as a long-standing executive with Duke Energy Corporation and his extensive service as a director for a multitude of entities, both non-profit and for-profit, qualify him to serve as a member of the Board.

Coke Consolidated is party to an amended and restated stock rights and restrictions agreement, dated February 19, 2009, with The Coca‑Cola Company, Carolina Coca‑Cola Bottling Investments, Inc. and J. Frank Harrison, III, the Company’s Chairman and Chief Executive Officer. Under the agreement, The Coca‑Cola Company has the right to designate one person for nomination to the Board, and Mr. Harrison and the trustees of certain trusts established for the benefit of certain relatives of the late J. Frank Harrison, Jr. have agreed to vote the shares of Coke Consolidated Common Stock and Class B Common Stock that they control in favor of such designee. Ms. Mann has been The Coca‑Cola Company’s designee on the Board since May 2017.

J. Frank Harrison, III and Morgan H. Everett are father and daughter. Mr. Harrison intends to vote the shares of Coke Consolidated stock owned or controlled as of the record date for the Annual Meeting by the J. Frank Harrison Family, LLC and the JFH3 Holdings LLC and certain trusts established for the benefit of certain relatives of the late J. Frank Harrison, Jr. for the election of Ms. Everett to the Board.

Corporate Governance

The Board of Directors

Coke Consolidated is governed by the Board of Directors and its various committees. The Board and its committees have general oversight responsibility for the affairs of the Company. In exercising its fiduciary duties, the Board represents and acts on behalf of the Company’s stockholders. The Board has adopted written corporate governance policies, principles and guidelines, known as the Corporate Governance and Nominating Guidelines. The Board also has adopted (i) a Code of Ethics for Senior Financial Officers, which applies to the senior financial officers of the Company, which include the Chief Executive Officer, the Chief Operating Officer, the Chief Financial Officer, the Chief Accounting Officer, the Corporate Controller, the Head of Financial Planning & Analysis and any other person performing similar functions; and (ii) a Code of Business Conduct, which applies to the Company’s directors, officers and employees. The Code of Ethics for Senior Financial Officers and the Code of Business Conduct include guidelines relating to the ethical handling of actual or potential conflicts of interest, compliance with laws, accurate financial reporting and other related topics.

Documents Available

Certain of the Company’s corporate governance materials, including the charters for the Audit Committee, the Compensation Committee and the Executive Committee, as well as the Corporate Governance and Nominating Guidelines, the Code of Ethics for Senior Financial Officers and the Code of Business Conduct, are published on the investor relations portion of the Company’s website, www.cokeconsolidated.com. These materials are also available in print free of charge to any stockholder upon request by contacting the Company in writing at Coca‑Cola Consolidated, Inc., 4100 Coca‑Cola Plaza, Charlotte, North Carolina 28211, Attention: Secretary, or by telephone at (704) 557‑4400. Any modifications to these corporate governance materials will be reflected, and the Company intends to post any amendments to, or waivers from, the Code of Ethics for Senior Financial Officers (to the extent required to be disclosed pursuant to Form 8‑K), on the investor relations portion of the Company’s website, www.cokeconsolidated.com. By referring to the Company’s website, www.cokeconsolidated.com, or any portion thereof, including the investor relations portion of the Company’s website, the Company does not incorporate its website or its contents into this Proxy Statement.

Director Independence

The Board of Directors determines the independence of its members based on the standards specified by The NASDAQ Stock Market LLC (“NASDAQ”). The Board is not required to be comprised of a majority of independent directors because Coke Consolidated qualifies as a “controlled company” under the NASDAQ listing standards. Coke Consolidated qualifies as a controlled company because more than 50% of its voting power is controlled by the Company’s Chairman and Chief Executive Officer (the “Controlling Stockholder”). NASDAQ adopted its “controlled company” rule in recognition of the fact that a majority stockholder may control the selection of directors and certain key decisions of a company through his or her ownership rights.

In conducting its review of director independence, the Board, except as noted below, considered all transactions, relationships or arrangements between each director (and his or her immediate family members and affiliates) and each of Coke Consolidated, its management and its independent registered public accounting firm in each of the most recent three completed fiscal years, including the following transactions, relationships and arrangements all of which are within the NASDAQ independence standards.

Name	Matter(s) Considered
Sharon A. Decker	Ordinary course sponsorship agreements and beverage sales to Tryon International Equestrian Center, an affiliate of Tryon Equestrian Partners. Ms. Decker is President of Tryon Equestrian Partners, Carolina Operations but has no ownership interest therein.
William H. Jones	Ordinary course beverage sales to Columbia International University and affiliates of Columbia International University. Dr. Jones is the Chancellor of Columbia International University.

The Board did not consider transactions with entities in which a director or immediate family member served only as a trustee or director because the Board believes that the nature of the separate relationships the Company and the director or an immediate family member each have with these organizations would not interfere with the exercise of independent judgment in carrying out the responsibilities of a director. The Board also did not consider transactions involving de minimis amounts of ordinary course beverage sales or de minimis amounts of entertainment of directors paid for by employee-directors or executive officers.

Based on its review, the Board has determined that the following seven directors, comprising more than one-half of the Board, are independent: Sharon A. Decker, James R. Helvey, III, William H. Jones, James H. Morgan, John W. Murrey, III, Dennis A. Wicker and Richard T. Williams. The Board also has determined that each member of the Audit Committee and the Compensation Committee (see membership information below under “—Board Committees”) is independent, including that each member of the Audit Committee is “independent” as that term is defined under Rule 10A-3(b)(1)(ii) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

The independent members of the Board meet at least twice each year in executive session without the other directors.

Board Leadership Structure

The Board does not have a general policy regarding the separation of the roles of Chairman and Chief Executive Officer, or CEO. The Company’s Amended and Restated By-laws (the “By-laws”) permit these positions to be held by the same person, and the Board believes that it is in the best interests of Coke Consolidated to retain flexibility in determining whether to separate or combine the roles of Chairman and CEO based on the Company’s circumstances at a particular time.

Mr. Harrison currently serves as both the Chairman of the Board and the CEO of Coke Consolidated. The Board has determined that it is appropriate for Mr. Harrison to serve as both Chairman and CEO (i) in recognition of Mr. Harrison’s ownership of a controlling equity interest in Coke Consolidated and unique position within the Company and the Coca‑Cola system and (ii) because it provides an efficient structure that permits the Company to present a unified vision to its constituencies.

In March 2022, the Board reappointed Mr. Wicker to serve as Lead Independent Director. The Lead Independent Director (i) presides over all meetings of the independent directors in executive session, (ii) serves as a liaison between the Chairman of the Board and the independent directors, (iii) has authority to call meetings of the independent directors and (iv) serves as a contact person to facilitate communications between employees, stockholders and others with the independent directors.

Board Committees

The Board of Directors has a standing Audit Committee, Compensation Committee and Executive Committee. Committee members and committee chairs are appointed by the Board. The members and chairs of these committees are identified in the following table:

Name	Audit Committee	Compensation Committee	Executive Committee
J. Frank Harrison, III			Chairman
Sharon A. Decker	X	X
Morgan H. Everett
James R. Helvey, III	X
William H. Jones	X
Umesh M. Kasbekar
David M. Katz			X
Jennifer K. Mann
James H. Morgan	Chairman	X	X
John W. Murrey, III
Dennis A. Wicker	X	Chairman	X
Richard T. Williams		X

Each committee of the Board of Directors functions pursuant to a written charter adopted by the Board. The following table provides information about the operation and key functions of these committees:

Committee	Key Functions and Additional Information		Number of Meetings in Fiscal 2021
Audit Committee	•	Assists the Board in its oversight of (i) the Company’s accounting and financial reporting processes, (ii) the integrity of the Company’s financial statements, (iii) the Company’s compliance with legal and regulatory requirements, (iv) the qualifications and independence of the Company’s independent registered public accounting firm and (v) the performance of the Company’s internal audit function and the Company’s independent registered public accounting firm.	4
	•	Appoints, compensates, retains and oversees the work of the Company’s independent registered public accounting firm.
	•	Reviews and discusses with management and the Company’s independent registered public accounting firm the annual and quarterly financial statements and earnings releases.
	•	Considers and pre-approves all audit services, internal control-related services and permissible non-audit services proposed to be performed by the Company’s independent registered public accounting firm.
	•	Assists the Board in its oversight of enterprise risk management.
	•	Reviews and, if appropriate, approves or ratifies related person transactions.
	•	Monitors the adequacy of the Company’s reporting and internal controls.
	•	Reports regularly to the Board.
	•	The Board of Directors has determined that each of Messrs. Helvey and Morgan is an “audit committee financial expert” within the meaning of the SEC rules.
Compensation Committee	•	Oversees the administration of the Company’s compensation plans.	2
	•	Reviews and approves the compensation of the executive officers.
	•	Reviews and approves the compensation of the members of the Board.
	•	Reviews and approves employment offers and arrangements, severance arrangements, retirement arrangements, change in control arrangements and other benefits for each executive officer.
	•	Oversees regulatory compliance and risk regarding compensation matters.
	•	Appoints individuals to serve as members of the Corporate Benefits Committee for the broad-based employee health and welfare and retirement benefit plans sponsored by the Company and receives periodic reports from such committee regarding its significant actions.
	•	Reports regularly to the Board.
Executive Committee	•	Assists the Board in handling matters that need to be addressed before the next scheduled Board meeting.	1
	•	Identifies, evaluates and recommends director candidates to the Board.
	•	Reports regularly to the Board.

The Board may also establish other committees from time to time as it deems necessary.

Director Meeting Attendance

The Board of Directors held four meetings during fiscal 2021. Each incumbent director attended, or participated by means of remote communication in, 75% or more of the aggregate number of meetings of the Board and committees of the Board on which the director served during fiscal 2021. Absent extenuating circumstances, each director is required to attend the Company’s annual meeting of stockholders. All 12 of the Company’s directors participated in the Company’s 2021 Annual Meeting of Stockholders, which was held virtually via live audio webcast.

Director Nomination Process

The Board does not have a standing Nominating Committee comprised solely of independent directors. The Board is not required to have such a committee because Coke Consolidated qualifies as a “controlled company” under the NASDAQ listing standards as further described under “—Director Independence” beginning on page 14.

The Board has delegated to the Executive Committee the responsibility for identifying, evaluating and recommending director candidates to the Board, subject to the final approval of the Controlling Stockholder who is also a member of the Executive Committee. Because Coke Consolidated is a controlled company and all director candidates must be acceptable to the Controlling Stockholder, the Board has approved the following nomination and appointment process to provide the Company’s constituencies with a voice in the identification of candidates for nomination and appointment.

In identifying potential director candidates, the Executive Committee may seek input from other directors, executive officers, employees, community leaders, business contacts, third-party search firms and any other sources deemed appropriate by the Executive Committee. The Executive Committee will also consider director candidates appropriately recommended by stockholders.

In evaluating director candidates, the Executive Committee does not set specific, minimum qualifications that must be met by a director candidate. Rather, the Executive Committee considers the following factors in addition to any other factors deemed appropriate by the Executive Committee:

•whether the candidate is of the highest ethical character and shares the values of the Company;

•whether the candidate’s reputation, both personal and professional, is consistent with the image and reputation of the Company;

•whether the candidate possesses expertise or experience that will benefit the Company and that is desirable given the current makeup of the Board;

•whether the candidate represents a diversity of viewpoints, backgrounds, experiences or other demographics;

•whether the candidate is “independent” as defined by the applicable NASDAQ listing standards and other applicable laws, rules or regulations regarding independence;

•whether the candidate is eligible to serve on the Audit Committee or other Board committees under the applicable NASDAQ listing standards and other applicable laws, rules or regulations;

•whether the candidate is eligible by reason of any legal or contractual requirements affecting the Company or its stockholders;

•whether the candidate is free from conflicts of interest that would interfere with the candidate’s ability to perform the duties of a director or that would violate any applicable listing standard or other applicable law, rule or regulation;

•whether the candidate’s service as an executive officer of another company or on the boards of directors of other companies would interfere with the candidate’s ability to devote sufficient time to discharge his or her duties as a director; and

•if the candidate is an incumbent director, the director’s overall service to the Company during the director’s term, including the number of meetings attended, the level of participation and the overall quality of performance of the director.

Diversity is one of the various factors the Executive Committee may consider in identifying director candidates, but the Executive Committee does not have a formal policy regarding board diversity. All director candidates, including candidates appropriately recommended by stockholders, are evaluated in accordance with the process described above. The Executive Committee will not recommend any potential director candidate that is not acceptable to the Controlling Stockholder.

Board Diversity

The matrix below summarizes the self-identified gender and demographic background statistics for the Board. Each of the categories listed in the matrix below has the meaning as it is used in NASDAQ Rule 5605(f).

Board Diversity Matrix (As of March 28, 2022)

Total Number of Directors	12
	Female	Male	Non-Binary	Did Not Disclose Gender
Part I: Gender Identity
Directors	3	9	—	—
Part II: Demographic Background
African American or Black	—	1	—	—
Alaskan Native or Native American	—	—	—	—
Asian	—	1	—	—
Hispanic or Latinx	—	—	—	—
Native Hawaiian or Pacific Islander	—	—	—	—
White	3	7	—	—
Two or More Races or Ethnicities	—	—	—	—
LGBTQ+	—
Did Not Disclose Demographic Background	—

Stockholder Recommendations of Director Candidates

Stockholders may recommend a director candidate to be considered for the Company’s 2023 Annual Meeting of Stockholders by submitting the candidate’s name in accordance with provisions of the By-laws, which require advance notice to the Company and certain other information. Written notice must be received by the Company’s Secretary at Coca‑Cola Consolidated, Inc., 4100 Coca‑Cola Plaza, Charlotte, North Carolina 28211 not later than the close of business on the 90th day nor earlier than the close of business on the 120th day prior to the first anniversary of the Annual Meeting. As a result, notice of director candidates submitted by a stockholder pursuant to the provisions of the By-laws must be received not earlier than the close of business on January 10, 2023 and not later than the close of business on February 9, 2023. However, in the event that the date of the 2023 Annual Meeting of Stockholders is more than 30 days before or more than 60 days after May 10, 2023, notice by the stockholder to be timely must be so received not earlier than the close of business on the 120th day prior to the date of the 2023 Annual Meeting of Stockholders and not later than the close of business on the later of the 90th day prior to the date of such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made by the Company.

The notice must contain certain information about the director candidate and the stockholder submitting the nomination, as set forth in the By-laws, including (i) as to each person whom the stockholder proposes to nominate for election or reelection as a director, such nominee’s name, age, business address and, if known, residence address, principal occupation or employment, the class and number of shares of any capital stock of the Company which are beneficially owned by such person and all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors or is otherwise required by the SEC rules promulgated under the Exchange Act, and (ii) as to the stockholder giving the notice and any Stockholder Associated Person (as defined in the By-laws), the name and address of such stockholder and any Stockholder Associated Person, as they appear on the Company’s books, the class or series and number of shares of the Company which are directly or indirectly owned beneficially and of record by such stockholder or any Stockholder Associated Person and any option, warrant, convertible security, stock appreciation right or similar right with an exercise or conversion privilege or a settlement payment or mechanism at a price related to any class or series of shares of the Company or with a value derived in whole or in part from the value of any class or series of shares of the Company, whether or not such instrument or right shall be subject to settlement in the underlying class or series of capital stock of the Company or otherwise (a “Derivative Instrument”) directly or indirectly owned beneficially by such stockholder or any Stockholder Associated Person, and any other direct or indirect opportunity of such stockholder or any Stockholder Associated Person to profit or share in any profit derived from any increase or decrease in the value of the shares of the Company, any proxy, contract, arrangement, understanding or relationship pursuant to which such stockholder or any Stockholder Associated Person has a right to vote any shares of any security of the Company, any short interest of such stockholder or any Stockholder Associated Person in any security of the Company (for purposes of the By-laws, a person shall be deemed to have a short interest in a security if such person directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has the opportunity to profit or share in any profit derived from any decrease in the value of the subject security), any rights to dividends on the shares of the Company owned beneficially by such stockholder or any Stockholder Associated Person that are separated or separable from the underlying shares of the Company, any proportionate interest in shares of the Company or Derivative Instruments held, directly or indirectly, by a general or limited partnership in which such stockholder or any Stockholder Associated Person is a general partner or, directly or indirectly, beneficially owns an interest in a general partner, and any performance-related fees (other than an asset-based fee) that such stockholder or any Stockholder Associated Person is entitled to receive, either directly or indirectly, based on any increase or decrease in the value of shares of the Company or Derivative Instruments. A stockholder who is interested in recommending a director candidate should request a copy of the By-laws by writing to the Company’s Secretary at Coca‑Cola Consolidated, Inc., 4100 Coca‑Cola Plaza, Charlotte, North Carolina 28211.

Prohibitions Against Hedging, Short Selling or Pledging

Coke Consolidated maintains an Insider Trading Policy that prohibits any hedging or short selling (profiting if the market price decreases) of Coke Consolidated securities by any director, officer or employee of the Company or any of its subsidiaries. Coke Consolidated’s Insider Trading Policy also prohibits any director or officer of the Company, any person holding the position of Manager or higher in the Company’s Accounting, Tax or Treasury Departments, or any member of the Company’s Audit & Advisory Services Department from using Coke Consolidated securities as collateral in a margin account.

Policy for Review of Related Person Transactions

The Company has a written policy and procedures for the review, approval or ratification of any transactions that could potentially be required to be reported under the SEC rules for disclosure of transactions with (i) an executive officer or director of the Company, or any individual who served as an executive officer or director of the Company at any time during the current or prior fiscal year, (ii) a nominee for election as a director of the Company, (iii) a beneficial owner of at least 5% of any class of the Company’s voting securities (a “Significant Stockholder”) or (iv) an immediate family member of any of the foregoing. The Company’s General Counsel is responsible for reviewing any proposed transaction that he receives notice of to determine whether such transaction constitutes a related person transaction that is required to be presented to the Audit Committee of the Board of Directors in accordance with the policy. For any such related person transaction, the General Counsel or his designee must present to the Audit Committee information regarding each such transaction, including all material facts and circumstances relating thereto. Prior to the Company entering into any related person transaction involving a Significant Stockholder, a director, a nominee for election as a director, the Chief Executive Officer or the General Counsel and/or their immediate family members, the Audit Committee at its next regularly scheduled meeting must review the material facts of the transaction and determine whether to approve the entry by the Company into the transaction. Prior to the Company entering into any related person transaction involving any executive officer other than the Chief Executive Officer or the General Counsel and/or their immediate family members, the General Counsel must review the material facts of the transaction and determine whether to approve the entry by the Company into the transaction. All determinations by the General Counsel under the policy will be reported to the Audit Committee at its next regularly scheduled meeting.

The policy includes certain categories of pre-approved transactions. For transactions that are not pre-approved, the Audit Committee or the Company’s General Counsel, as applicable, in assessing a transaction with a related person, may consider all relevant facts and circumstances, including, without limitation, (i) the commercial reasonableness of the terms of the transaction and whether the transaction is on terms no more favorable than terms generally available to an unaffiliated third party under the same or similar circumstances, (ii) the significance of the transaction to investors in light of all circumstances, (iii) the materiality of the related person’s direct or indirect interest in the transaction taking into account factors such as the importance of the interest to the related person and the amount involved in the transaction, (iv) the materiality of the transaction to the Company, (v) if the related person is a director or a nominee for election as a director or a member of their immediate families, the impact of the transaction on the director’s or director nominee’s independence under applicable guidelines and regulations and (vi) the actual or apparent conflict of interest of the related person participating in the transaction.

The Board of Directors also forms special committees, composed of independent and disinterested members of the Board, from time to time for the purpose of approving certain related person transactions.

Related Person Transactions

The Company’s business consists primarily of the distribution, marketing and manufacture of nonalcoholic beverages of The Coca‑Cola Company, which is the sole owner of the formulas under which the primary components of its soft drink products, either concentrate or syrup, are manufactured. Accordingly, the Company routinely engages in various transactions with The Coca‑Cola Company and its affiliates. As of March 14, 2022, The Coca‑Cola Company owned shares of Coke Consolidated Common Stock representing approximately 35% of the outstanding shares of Coke Consolidated Common Stock and approximately 5% of the total voting power of Coke Consolidated Common Stock and Class B Common Stock on a consolidated basis.

Beverage Distribution and Manufacturing Agreements with The Coca‑Cola Company and CCR

The Company has (i) rights to distribute, promote, market and sell certain nonalcoholic beverages of The Coca‑Cola Company pursuant to comprehensive beverage agreements (collectively, the “CBA”) with The Coca‑Cola Company and CCR, a wholly owned subsidiary of The Coca‑Cola Company, and (ii) rights to manufacture, produce and package certain beverages bearing trademarks of The Coca‑Cola Company at the Company’s manufacturing plants pursuant to a regional manufacturing agreement with The Coca‑Cola Company. These agreements, which are the Company’s principal agreements with The Coca‑Cola Company and its affiliates following completion of The Coca‑Cola Company’s multi-year refranchising of its North American bottling territories (the “System Transformation”), are described below.

Distribution Agreement with The Coca‑Cola Company and CCR. The Company has rights to distribute, promote, market and sell certain nonalcoholic beverages of The Coca‑Cola Company pursuant to the CBA with The Coca‑Cola Company and CCR. The CBA requires the Company to make quarterly sub-bottling payments to CCR on a continuing basis in exchange for the grant of exclusive rights to distribute, promote, market and sell the authorized brands of The Coca‑Cola Company and related products in certain of the Company’s distribution territories. The amount of these payments is based on gross profit derived from the Company’s sales of certain beverages and beverage products of The Coca‑Cola Company as well as certain cross-licensed beverage brands not owned or licensed by The Coca‑Cola Company. These sub-bottling payments to CCR are for the distribution territories the Company acquired in the System Transformation and are not applicable to the territories the Company served prior to the System Transformation or to those territories the Company acquired in an exchange transaction. During fiscal 2021, the Company made sub-bottling payments of $39.1 million to CCR pursuant to the CBA. The Company accounts for the quarterly sub-bottling payments as contingent consideration.

For more information about the accounting treatment of the quarterly sub-bottling payments, see Note 15 to the audited consolidated financial statements included in the Company’s Annual Report on Form 10-K for fiscal 2021.

The CBA contains provisions that apply in the event of a potential sale of the Company or its aggregate businesses related to the distribution, promotion, marketing and sale of beverages and beverage products of The Coca‑Cola Company. Pursuant to the CBA, the Company may only sell its distribution business to either The Coca‑Cola Company or third-party buyers approved by The Coca‑Cola Company. The Company can obtain a list of pre-approved third-party buyers from The Coca‑Cola Company on an annual basis or can seek The Coca‑Cola Company’s approval of a potential buyer upon receipt of a third-party offer to purchase the distribution business. If the Company wishes to sell its distribution business to The Coca‑Cola Company and is unable to agree with The Coca‑Cola Company on the terms of a binding purchase and sale agreement, including the purchase price for the distribution business, the CBA provides that the Company may either withdraw from negotiations or initiate a third-party valuation process to determine the purchase price and, upon this determination, opt to continue with the potential sale to The Coca‑Cola Company. If the Company elects to continue with the potential sale, The Coca‑Cola Company would then have the option to (i) purchase the distribution business at the purchase price determined by the third-party valuation process and pursuant to the sale terms set forth in the CBA (including, to the extent not otherwise agreed to by the Company and The Coca‑Cola Company, default non-price terms and conditions of the acquisition agreement) or (ii) elect not to purchase the distribution business, in which case the CBA would be automatically amended to, among other things, permit the Company to sell its distribution business to any third party without obtaining The Coca‑Cola Company’s prior approval.

The CBA further provides:

•the right of The Coca‑Cola Company to terminate the CBA in the event of an uncured default by the Company, in which case The Coca‑Cola Company (or its designee) is required to acquire the Company’s distribution business;

•the requirement that the Company maintain an annual equivalent case volume per capita change rate that is not less than one standard deviation below the median of the rates for all U.S. Coca‑Cola bottlers for the same period; and

•the requirement that the Company make minimum, ongoing capital expenditures in its distribution business at a specified level.

The CBA prohibits the Company from producing, manufacturing, preparing, packaging, distributing, selling, dealing in or otherwise using or handling any beverages, beverage components or other beverage products (i) other than the beverages and beverage products of The Coca‑Cola Company and certain expressly permitted cross-licensed brands and (ii) unless otherwise consented to by The Coca‑Cola Company. The CBA has a term of 10 years and is renewable by the Company indefinitely for successive additional terms of 10 years, unless earlier terminated as provided therein.

For more information about the CBA, see “Item 1. Business” in the Company’s Annual Report on Form 10-K for fiscal 2021.

Manufacturing Agreement with The Coca‑Cola Company. The Company has rights to manufacture, produce and package certain beverages bearing trademarks of The Coca‑Cola Company at the Company’s manufacturing plants pursuant to a regional manufacturing agreement with The Coca‑Cola Company entered into on March 31, 2017 (as amended, the “RMA”). These beverages may be distributed by the Company for its own account in accordance with the CBA or may be sold by the Company to certain other U.S. Coca‑Cola bottlers or to The Coca‑Cola Company in accordance with the RMA. For prices determined pursuant to the RMA, The Coca‑Cola Company unilaterally establishes from time to time the prices, or certain elements of the formulas used to determine the prices, that the Company charges for these sales to certain other U.S. Coca‑Cola bottlers or to The Coca‑Cola Company.

Under the RMA, the Company’s aggregate business primarily related to the manufacture of certain beverages of The Coca‑Cola Company and permitted third-party beverage products are subject to the same agreed upon sale process provisions in the CBA, including the obligation to obtain The Coca‑Cola Company’s prior approval of a potential purchaser of the Company’s manufacturing business, and provisions for the sale of such business to The Coca‑Cola Company. The RMA requires that the Company make minimum, ongoing capital expenditures in its manufacturing business at a specified level. The Coca‑Cola Company has the right to terminate the RMA in the event of an uncured default by the Company under the CBA or in the event of an uncured breach of the Company’s material obligations under the RMA or the Company’s national product supply governance agreement.

The RMA prohibits the Company from manufacturing any beverages, beverage components or other beverage products (i) other than the beverages and beverage products of The Coca‑Cola Company and certain expressly permitted cross-licensed brands and (ii) unless otherwise consented to by The Coca‑Cola Company. Subject to The Coca‑Cola Company’s termination rights, the RMA has a term that continues for the duration of the term of the CBA.

For more information about the RMA, see “Item 1. Business” in the Company’s Annual Report on Form 10-K for fiscal 2021.

Concentrates and Syrups; Marketing Programs

The Company’s agreements with The Coca‑Cola Company generally entitle the Company to purchase concentrates and syrups at prices, on terms of payment, and on other terms and conditions of supply as determined from time to time by The Coca‑Cola Company in its sole discretion. Coke Consolidated also has entered into supplemental agreements with The Coca‑Cola Company generally providing that The Coca‑Cola Company will sell concentrates and syrups to the Company at prices no greater than those charged to other bottlers party to agreements substantially similar to those between the Company and The Coca‑Cola Company.

Coke Consolidated has an incidence-based pricing agreement with The Coca‑Cola Company, which establishes the prices charged by The Coca‑Cola Company to the Company for (i) concentrates of sparkling and certain still beverages produced by the Company and (ii) certain purchased still beverages. Under the incidence-based pricing agreement, the prices charged by The Coca‑Cola Company are subject to quarterly adjustment as described in the agreement based on the determination of The Coca‑Cola Company’s incidence revenue and are impacted by a number of factors, including the incidence rate in effect, the Company’s pricing and sales of finished products, the channels in which the finished products are sold, the package mix and, in the case of products sold by The Coca‑Cola Company to the Company in finished form, the cost of goods for certain elements used in such products. The Coca‑Cola Company has no rights under the incidence-based pricing agreement to establish the prices, or the elements of the formulas used to determine the prices, at which the Company sells products, but does have the right to establish certain pricing under other agreements, including the RMA.

The CBA requires the Company to use all approved means and to spend such funds on advertising and other forms of marketing as reasonably required to create, stimulate and satisfy demand for The Coca‑Cola Company’s beverages and beverage products in the Company’s territories. Coke Consolidated is required to meet with The Coca‑Cola Company each year to present its annual and long-range operating, marketing, management and advertising plans, including financial plans showing that Coke Consolidated has the financial capacity to perform its duties and obligations to The Coca‑Cola Company.

Although The Coca‑Cola Company has provided Coke Consolidated with marketing funding support in the past, the Company’s bottling agreements generally do not obligate The Coca‑Cola Company to do so.

The following table summarizes the significant cash transactions between Coke Consolidated and The Coca‑Cola Company during fiscal 2021:

$ Amount (in millions)
Payments made by Coke Consolidated to The Coca‑Cola Company(1)	$1,558.8
Payments made by The Coca-Cola Company to Coke Consolidated	207.1
___________

(1)This excludes payments made by Coke Consolidated to CCR, a wholly owned subsidiary of The Coca‑Cola Company.

Amended and Restated Stock Rights and Restrictions Agreement

On February 19, 2009, Coke Consolidated entered into an amended and restated stock rights and restrictions agreement (the “Amended and Restated Stock Rights and Restrictions Agreement”) with The Coca‑Cola Company, Carolina Coca‑Cola Bottling Investments, Inc. and J. Frank Harrison, III, the Company’s Chairman and CEO. In connection with entering into the Amended and Restated Stock Rights and Restrictions Agreement, The Coca‑Cola Company converted all of its 497,670 shares of Coke Consolidated Class B Common Stock into an equivalent number of shares of Coke

Consolidated Common Stock. The material terms of the Amended and Restated Stock Rights and Restrictions Agreement include the following:

•so long as no person or group controls more of the voting power of Coke Consolidated than is collectively controlled by J. Frank Harrison, III, the trustees under the will of the late J. Frank Harrison, Jr. and any trust that holds shares of Coke Consolidated stock for the benefit of the descendants of the late J. Frank Harrison, Jr. (collectively, the “Harrison Family”), The Coca‑Cola Company may not purchase or acquire additional shares of Coke Consolidated stock without Coke Consolidated’s consent;

•so long as no person or group controls more of the voting power of Coke Consolidated than is controlled by the Harrison Family, the Company has a right of first refusal with respect to any proposed disposition by The Coca‑Cola Company of shares of Coke Consolidated stock other than transfers to a wholly owned subsidiary of The Coca‑Cola Company (i.e., any corporation 100% of the voting capital stock of which is owned by The Coca‑Cola Company);

•The Coca‑Cola Company has certain registration rights with respect to shares of Coke Consolidated stock owned by it; and

•as long as The Coca‑Cola Company holds the number of shares of Coke Consolidated stock that it currently owns, it has the right to have its designee proposed by the Company for nomination to the Board, and J. Frank Harrison, III and the trustees of certain trusts established for the benefit of members of the Harrison Family have agreed to vote shares of Coke Consolidated stock which they control in favor of such designee. Jennifer K. Mann has been The Coca‑Cola Company’s designee on the Board since May 2017.

The Amended and Restated Stock Rights and Restrictions Agreement also provides The Coca‑Cola Company the option to exchange its 497,670 shares of Coke Consolidated Common Stock for an equivalent number of shares of Coke Consolidated Class B Common Stock in the event any person or group acquires control of more of the voting power of Coke Consolidated than is controlled by the Harrison Family.

Other Related Person Transactions

Coke Consolidated previously leased the Snyder Production Center and an adjacent sales facility in Charlotte, North Carolina (the “Property”) from Harrison Limited Partnership One (“HLP”), which is directly and indirectly owned by trusts of which J. Frank Harrison, III, the Company’s Chairman and CEO, and Sue Anne H. Wells, a former director of Coke Consolidated and a greater than 5% beneficial owner of Coke Consolidated, are trustees and beneficiaries and of which Morgan H. Everett, Vice Chair of the Board of Coke Consolidated, is a permissible, discretionary beneficiary. The lease agreement with HLP was approved by the Audit Committee, a special committee of the Board of Directors, as well as the remaining independent members of the Board who did not have an interest in the transaction. On June 30, 2020, Coke Consolidated entered into an amendment to this lease with HLP to extend the term of the lease agreement by 15 years from January 1, 2021 through December 31, 2035, with an option for the Company to further extend the term for an additional five years. Total payments under the amended lease agreement with HLP were $4.5 million in fiscal 2021. The principal balance outstanding under the amended financing lease as of December 31, 2021 was $59.1 million. The first amendment to lease agreement with HLP was approved by the Audit Committee and a special committee of the Board formed at the time to consider purchase, lease and other alternatives available to the Company in connection with the scheduled expiration of the lease agreement with HLP. On March 17, 2022, CCBCC Operations, LLC (“Operations”), a wholly owned subsidiary of the Company, entered into a definitive purchase and sale agreement with HLP, pursuant to which Operations purchased the Property from HLP for a purchase price of $60.0 million. The amended lease agreement with HLP was terminated in connection with the purchase of the Property by Operations.

Coke Consolidated leases its headquarters office facility and an adjacent office facility in Charlotte, North Carolina from Beacon Investment Corporation (“Beacon”), of which J. Frank Harrison, III is the majority stockholder and Morgan H. Everett is a minority stockholder. On December 30, 2019, Coke Consolidated entered into a new lease agreement with Beacon for a 10-year term from January 1, 2020 through December 31, 2029, with an option for the Company to renew the lease agreement for two successive terms of five years each. Total payments under the new lease agreement with Beacon were $3.8 million in fiscal 2021. The principal balance outstanding under the new operating lease as of December 31, 2021 was $28.2 million. The new lease agreement with Beacon was approved by the Audit Committee and a special committee of the Board formed at the time to consider purchase, lease and other alternatives available to the Company in connection with the scheduled expiration of the prior lease agreement with Beacon.

Morgan H. Everett, Vice Chair of the Board of Coke Consolidated, is the daughter of J. Frank Harrison, III, the Company’s Chairman and CEO. During fiscal 2021, Ms. Everett received total compensation of $1,005,891. Ellison C. Glenn, Vice President, Market Unit Sales and Service at Coke Consolidated, is the son-in-law of Mr. Harrison. During fiscal 2021, Mr. Glenn received total compensation of $269,417. The compensation for Ms. Everett and Mr. Glenn was established by the Company in accordance with its employment and compensation practices applicable to employees with equivalent qualifications and responsibilities and holding similar positions. The Compensation Committee, which is comprised entirely of independent directors, reviewed and approved the compensation paid to Ms. Everett and Mr. Glenn during fiscal 2021. Mr. Harrison does not have a financial interest in the Company’s employment relationship with Ms. Everett or Mr. Glenn, nor does he share a home with either of them.

A trust of which J. Frank Harrison, III is a co-trustee and the primary income beneficiary and Morgan H. Everett is a permissible, discretionary beneficiary has the right to acquire 292,386 shares of Class B Common Stock from Coke Consolidated in exchange for an equal number of shares of Common Stock. In the event of such an exchange, Mr. Harrison would have sole voting and investment power over the shares of Class B Common Stock acquired. The trust does not own any shares of Common Stock with which to make the exchange, and any purchase of Common Stock would require approval by the trustees of the trust.

The Board’s Role in Risk Oversight

Management is responsible for managing the risks that Coke Consolidated faces. The Board of Directors is responsible for overseeing management’s approach to risk management. The involvement of the full Board in reviewing the Company’s strategic objectives and plans is a key part of the Board’s assessment of management’s approach and tolerance to risk. While the Board of Directors has ultimate oversight responsibility for overseeing management’s risk management process, various committees of the Board assist it in fulfilling that responsibility.

The Audit Committee assists the Board in its oversight of risk management in the areas of financial reporting, internal controls and compliance with legal and regulatory requirements. The Compensation Committee assists the Board in its oversight of the evaluation and management of risks related to Coke Consolidated’s compensation policies and practices.

The Board believes that this division of responsibilities is the most effective risk management approach and that the Board leadership structure supports this approach. With his in-depth knowledge and understanding of Coke Consolidated’s business gained from his more than 40 years of employment with the Company and his position as the Controlling Stockholder and a member of the founding family of Coke Consolidated, Mr. Harrison is uniquely positioned to lead the Board, particularly as it focuses on identifying and managing the key strategic risks facing the Company.

Communications with the Board of Directors

Stockholders and other interested parties can communicate directly with any of the Company’s directors by sending a written communication to a director at Coca‑Cola Consolidated, Inc. c/o Secretary, 4100 Coca‑Cola Plaza, Charlotte, North Carolina 28211. Stockholders and other interested parties wishing to communicate with Dennis A. Wicker, as Lead Independent Director, or with the non-employee directors as a group may do so by sending a written communication to Mr. Wicker at the above address. All communications received in accordance with these procedures will be promptly reviewed by the Company’s Secretary before being forwarded to the appropriate director or directors. The Company generally will not forward to directors a communication that the Secretary determines to be primarily commercial in nature, relates to an improper or irrelevant topic or requests general information about the Company.

Director Compensation

The table below sets forth the compensation paid to each non-employee director who served on the Board of Directors in fiscal 2021. Directors who are also employees of Coke Consolidated (in fiscal 2021, Messrs. J. Frank Harrison, III and David M. Katz and Ms. Morgan H. Everett) do not receive compensation (other than their compensation as employees of the Company) for their service on the Board.

2021 Director Compensation Table

Name	Fees Earned or Paid in Cash ($)(1)	All Other Compensation ($)	Total ($)
Sharon A. Decker	184,600	—	184,600
James R. Helvey, III	181,400	—	181,400
William H. Jones	181,400	—	181,400
Umesh M. Kasbekar(2)	175,000	240,000	415,000
Jennifer K. Mann	175,000	—	175,000
James H. Morgan	206,200	—	206,200
John W. Murrey, III	175,000	—	175,000
Sue Anne H. Wells(3)	175,000	—	175,000
Dennis A. Wicker	221,200	—	221,200
Richard T. Williams	178,200	—	178,200
___________

(1)The amounts shown in this column represent the aggregate amounts of all fees earned or paid in cash for services as a director in fiscal 2021.

(2)Mr. Kasbekar also serves as a consultant to the Company. The amount shown in the “All Other Compensation” column represents the fees Mr. Kasbekar earned for the advisory and consulting services he provided to the Company in fiscal 2021.

(3)Dr. Wells resigned from the Board of Directors, effective March 17, 2022.

The elements of compensation for the Company’s non-employee directors are as follows:

Basic Annual Retainer for All Non-Employee Directors	$175,000
Supplemental Annual Retainer for Chairman of the Audit Committee	20,000
Supplemental Annual Retainer for Chairman of the Compensation Committee	15,000
Supplemental Annual Retainer for Lead Independent Director	20,000
Fee for Each Audit, Compensation and Executive Committee Meeting Attended	1,600

The Compensation Committee reviews and approves the compensation of the members of the Board. In approving annual director compensation, the Compensation Committee considers recommendations of management and approves the recommendations with such modifications as the committee deems appropriate.

Under the Coca‑Cola Consolidated, Inc. (formerly Coca‑Cola Bottling Co. Consolidated) Director Deferral Plan, non-employee directors may defer payment of all or a portion of their annual retainer and meeting fees until they no longer serve on the Board. Deferred fees are deemed to be invested in mutual funds selected by the directors from a predetermined list of funds. For fees deferred after 2013, a director may elect to receive a cash lump sum payment or cash installment payments after the director retires or resigns. The amount of each installment payment is based on the return on the selected investment fund(s) during the installment payment period. Fees deferred prior to 2014 are paid in a cash lump sum payment if the director’s service on the Board terminates prior to age 65. If the director retires at or after age 65, the director may elect to receive a cash lump sum payment or cash installment payments of fees deferred prior to

2014, with the amount of each installment payment based on an assumed return of 8% during the installment payment period.

Compensation Discussion and Analysis

This section explains Coke Consolidated’s executive compensation program as it relates to the following executive officers (the “named executive officers”) of the Company:

J. Frank Harrison, III	Chairman of the Board and Chief Executive Officer
F. Scott Anthony	Executive Vice President and Chief Financial Officer
David M. Katz	President and Chief Operating Officer
Robert G. Chambless	Executive Vice President, Franchise Beverage Operations
E. Beauregarde Fisher III	Executive Vice President, General Counsel and Secretary

This discussion includes statements regarding financial and operating performance targets in the limited context of the Company’s executive compensation program. Investors should not evaluate these statements in any other context. These statements are not statements of management’s expectations of future results or guidance.

Executive Summary

The goals for the Company’s executive compensation program are to provide compensation that is:

•competitive to attract and retain appropriate executive talent;

•affordable and appropriately aligned with stockholder interests;

•fair, equitable and consistent as to each component of compensation;

•designed to motivate the executive officers to achieve the Company’s annual and long-term strategic and financial goals and to reward performance based on the attainment of those goals;

•designed to appropriately balance risk and reward in the context of the Company’s business environment and long-range business plans;

•designed to consider individual value and contribution to the Company’s success;

•reasonably balanced across types and purposes of compensation, particularly with respect to fixed compensation objectives, short-term and long-term performance-based objectives and retention and retirement objectives;

•sensitive to, but not exclusively reliant upon, market benchmarks; and

•responsive to the Company’s succession planning objectives.

The Compensation Committee of the Board (referred to as the “Committee” in this section and the “Executive Compensation Tables” section) seeks to accomplish these goals in a way that is consistent with the purpose and core values of the Company and the long-term interests of the Company and its stockholders and employees.

In making decisions about executive compensation, the Committee relies primarily on its general experience and subjective considerations of various factors, including the Company’s strategic business goals, compensation survey data and each executive officer’s position, experience, level of responsibility, individual job performance, contributions to the Company’s corporate performance, job tenure and future potential. The Committee does not set specific targets or benchmarks for overall compensation or for allocations between different elements and types of compensation. However, the Committee does assess whether the compensation for each of the executive officers falls within a reasonably competitive range between the 50th and 75th percentiles of companies of similar size and whether any variation above or below the range is appropriate.

The Committee oversees the compensation program for the Company’s executive officers with the assistance of senior management. The Committee reviews, approves and determines all elements of compensation for each executive officer.

The following table lists the key elements of the Company’s 2021 executive compensation program:

Key Elements of 2021 Executive Compensation Program

Element	Description	Purpose
Base Salaries	Fixed cash compensation based on position, experience, level of responsibility, individual job performance, contributions to the Company’s corporate performance, job tenure and future potential.	Provide a fixed, baseline level of cash compensation.
Annual Bonus Plan	Cash payment tied to performance during the fiscal year.	Motivate executive officers to achieve the Company’s annual strategic and financial goals.
Long-Term Performance Plan	Cash payment tied to performance over a three-year performance period. The CEO does not participate in this plan.	Promote retention and motivate executive officers to achieve the Company’s long-term strategic and financial goals.
Long-Term Performance Equity Plan	Incentive awards granted to the CEO with payouts based on the Company’s achievement of specified performance goals during the applicable performance period. Awards settled in cash, shares of Coke Consolidated Class B Common Stock or a combination of cash and shares of Coke Consolidated Class B Common Stock.	Promote the best interests of the Company and its stockholders by providing the CEO with incentive compensation linked to the Company’s achievement of its long-term strategic and financial goals.
Officer Retention Plan	Supplemental defined benefit plan providing retirement and severance benefits.	Promote retention of executive officers hired prior to March 2014 with a long-term perspective.
Long-Term Retention Plan	Supplemental defined contribution plan providing retirement and severance benefits.	Attract executive talent and promote retention with a long-term perspective.
Supplemental Savings Incentive Plan	Supplemental deferred compensation plan enabling executive officers to defer a portion of their annual salary and awards under the Annual Bonus Plan, the Long-Term Performance Plan and the Long-Term Performance Equity Plan.	Promote retention, encourage executive officers to save for retirement and provide retirement savings in a tax-efficient manner.
Other Benefits and Executive Compensation Policies	Premiums paid for long-term disability and life insurance, annual executive allowance, personal use of corporate aircraft, and income and employment tax gross-ups.	Attract and retain executive talent and enhance efficiency.

Determining Executive Compensation

Discretion and Subjective Judgment of Committee

The Committee reviews, approves and determines all elements of compensation for the executive officers.

In determining base salaries, annual and long-term incentive targets and all other matters related to executive compensation, the Committee relies primarily on its general experience and subjective considerations of various factors, including the Company’s strategic business goals, compensation survey data and each executive officer’s position, experience, level of responsibility, individual job performance, contributions to the Company’s corporate performance, job tenure and future potential.

Annual Compensation Reviews

The Committee conducts an annual review of executive officer compensation to determine if changes are appropriate. As part of this review, management submits recommendations to the Committee for review and approval.

Management’s recommendations are determined based on an annual compensation review process conducted by senior management, including the named executive officers. This process includes the President and Chief Operating Officer and the Executive Vice President, General Counsel and Secretary meeting with each executive officer’s supervising manager to discuss self-assessments completed by each executive officer, job performance reviews completed by each executive officer’s supervising manager, comparative compensation data provided by management’s compensation consultant and other information relevant to determine whether to recommend any adjustments to such executive officer’s compensation. Based on this process, the President and Chief Operating Officer and the Executive Vice President, General Counsel and Secretary make specific compensation recommendations to the CEO and the Vice Chair. The CEO and the Vice Chair review and approve the compensation recommendations for all executive officers, including the named executive officers, before they are submitted to the Committee.

Following a review of management’s recommendations, the Committee approves the compensation recommendations for the executive officers with any modifications the Committee deems appropriate. The Committee may also adjust compensation for specific individuals at other times during the fiscal year.

Role of Compensation Consultants and Market Analysis

Management retained Korn Ferry to assist with an overall review of the executive compensation program and to provide general advice and counsel regarding various executive and director compensation matters. During the first quarter of fiscal 2021, Korn Ferry completed a comparative study of the Company’s executive compensation program relative to peer companies and survey data, which was considered by the Committee in connection with its decisions regarding compensation for fiscal 2021 (the “2021 Executive Compensation Review”). In fiscal 2021, a Korn Ferry representative attended the Committee’s meetings and also met in executive session with the Committee.

The 13 peer group companies used for the 2021 Executive Compensation Review were all publicly traded companies similar in size to the Company and in the food and beverage industry. The peer group consisted of the following companies:

Company Name	2020 Net Reported Revenues ($ in billions)
Brown-Forman Corporation	$ 3.461
Constellation Brands, Inc.	8.615
Flowers Foods, Inc.	4.388
Keurig Dr Pepper Inc.	11.618
Lancaster Colony Corporation	1.467
McCormick & Company, Incorporated	5.601
Molson Coors Beverage Company	9.654
Monster Beverage Corporation	4.599
Post Holdings, Inc.	6.227
Primo Water Corporation	1.954
Sanderson Farms, Inc.	4.800
The Hain Celestial Group, Inc.	1.970
TreeHouse Foods, Inc.	4.350
Coke Consolidated	5.007
Median	4.599
Average	5.285

Management and the Committee used the Korn Ferry study and other publicly available compensation surveys and data as a point of reference to assess whether the compensation for each of the executive officers was within a reasonably competitive range between the 50th and 75th percentiles of companies of similar size and whether any variation above or below the range was appropriate.

Base Salaries

Base salaries are the foundation of the Company’s executive compensation program. They provide a fixed, baseline level of cash compensation based on each executive officer’s position, experience, level of responsibility, individual job performance, contributions to the Company’s corporate performance, job tenure and future potential. Base salary levels also impact amounts paid under other elements of the Company’s executive compensation program, including annual bonuses, long-term performance awards and retirement benefits.

The Committee approved the following adjustments to the named executive officers’ base salaries effective March 22, 2021:

Name	2020 Base Salary	2021 Base Salary	% Increase
Mr. Harrison	$1,186,571	$1,234,033	4.0%
Mr. Anthony	$ 538,125	$ 551,578	2.5%
Mr. Katz	$ 770,000	$ 865,000	12.3%
Mr. Chambless	$ 656,641	$ 673,057	2.5%
Mr. Fisher	$ 588,350	$ 603,059	2.5%

The base salary adjustments for the named executive officers, other than Messrs. Harrison and Katz, were in line with the 2.5% target merit salary increase for the Company’s senior officers. The Committee awarded Mr. Harrison an above-target base salary increase in recognition of the Company’s performance in fiscal 2020 and the value of his long experience with the Company. Mr. Katz received an above-target base salary increase in recognition of his leadership in helping drive outstanding performance in fiscal 2020 and to ensure his compensation is competitive with the market and to provide an incentive for him to remain employed with the Company and continue to provide the Company the benefit of his extensive experience within the Coca‑Cola system.

Annual Bonus Plan

All of the named executive officers participate in the Company’s Annual Bonus Plan. The Company’s Annual Bonus Plan provides each executive officer the opportunity to receive an annual cash award based on the achievement of corporate performance goals and individual performance.

The formula for computing annual bonus payouts is as follows:

Base Salary	x	Target Bonus Percentage (% of Base Salary)	x	Overall Goal Achievement Factor (%)	x	Individual Performance Factor	=	Bonus Award Earned

Target Bonus Percentage

In the first quarter of each fiscal year, the Committee approves a target bonus percentage for each executive officer, expressed as a percentage of base salary. Target bonus percentages are determined based on each executive officer’s position and level of responsibility.

The target bonus percentages for the named executive officers for fiscal 2021 were as follows:

Name	2021 Target Bonus Percentage (% of Base Salary)
Mr. Harrison	100%
Mr. Anthony	75%
Mr. Katz	100%
Mr. Chambless	75%
Mr. Fisher	75%

The target bonus percentages for the named executive officers remained unchanged from fiscal 2020 as a percentage of base salary.

Overall Goal Achievement Factor

The overall goal achievement factor is calculated based on the Company’s achievement of annual corporate performance goals determined for each performance measure under the Annual Bonus Plan. The target performance goal for each performance measure was in each case equal to or greater than the target performance in the Company’s fiscal 2021 operating plan. The following table summarizes the performance measures and related corporate performance goals approved by the Committee for fiscal 2021:

		Performance Goals
Performance Measure	Weight	Threshold	Target	Maximum
EBIT	40%	$230.0 million	$270.0 million	$300.0 million
Free Cash Flow	40%	$ 40.0 million	$ 70.0 million	$100.0 million
Revenue	20%	$ 4.757 billion	$ 4.895 billion	$ 4.941 billion

The Committee selected EBIT, Free Cash Flow and Revenue (each, as defined below) as the performance measures for fiscal 2021 because the Committee believes the Revenue performance measure, together with the profitability performance measures, encourage senior management to grow top-line revenue with a strong emphasis on profitability and generation of free cash flow. While both EBIT and Free Cash Flow measure profitability, EBIT measures the current year’s operating profitability, taking into account all cash and non-cash expenses other than interest and taxes. Free Cash Flow, on the other hand, measures the Company’s ability to generate sufficient profit to fund spending on equipment and assets as well as changes in working capital which will support the generation of profit in future years. The Committee chose to use both profitability measures to provide a balanced assessment of the Company’s current profitability and its ability to sustain profitability over the longer term. There were no changes from fiscal 2020 to fiscal 2021 in the relative weights assigned to the performance measures.

The performance measures are defined as follows:

•“EBIT” is the acronym for Earnings Before Interest and Taxes and means income from operations determined on a consolidated basis in accordance with U.S. generally accepted accounting principles (“GAAP”);

•“Free Cash Flow”(1) means the change in long-term debt and obligations under financing leases (both current and noncurrent) net of cash and cash equivalents; and

•“Revenue” means net sales revenue determined on a consolidated basis in accordance with GAAP.
__________

(1)Free Cash Flow is a non-GAAP financial performance measure used solely for evaluating the Company’s performance in connection with the determination of the amount of incentive compensation earned under the 2021

Annual Bonus Plan. Non-GAAP financial measures are not an alternative for the Company’s reported results prepared in accordance with GAAP.

The Committee also approved the threshold, target and maximum performance goals for each performance measure under the 2021 Annual Bonus Plan. If the threshold goal is not achieved for a given measure, there will be no payout on that measure. Increasingly larger payouts will be awarded for levels of achievement between the threshold and maximum performance goals.

The following table summarizes the payout range for each performance goal:

Performance Goal Achievement	Payout Percentage
Less than threshold	0%
Threshold to target	50% - 99%
Target to maximum	100% - 149%
Maximum and greater	150%

In accordance with the terms of the Annual Bonus Plan, in determining the overall goal achievement factor, the Committee may make adjustments to the actual levels of achievement under each corporate performance measure to ensure that each corporate performance measure reflects the Company’s normalized operating performance in the ordinary course of business. In general, these potential adjustments relate to unplanned or unanticipated events and nonrecurring items. Examples of such adjustments would be mark-to-market adjustments required on the Company’s hedges for certain commodities such as fuel and aluminum and costs related to supply chain optimization efforts. In addition, Revenue is adjusted to exclude sales to other bottlers, because those sales are the result of supply chain decisions made by a national product supply group comprised of The Coca‑Cola Company and certain regional producing Coca‑Cola bottlers (including the Company) and not by Company management. Adjustments to EBIT, Free Cash Flow and Revenue in fiscal 2021 totaled $3.3 million, $7.0 million and $(347.2) million, respectively. The adjustment to Revenue was comprised solely of sales to other bottlers.

The following table reflects the calculation of the overall goal achievement factor for fiscal 2021:

Performance Measure	Weight	Target Performance Goal	Adjusted Goal Achievement	Payout Percentage	Weighted Payout Percentage
EBIT	40%	$270.0 million	$442.4 million	150.0%	60.0%
Free Cash Flow	40%	$ 70.0 million	$312.9 million	150.0%	60.0%
Revenue	20%	$ 4.895 billion	$ 5.216 billion	150.0%	30.0%
Overall Goal Achievement Factor					150.0%

Individual Performance Factor

The Committee determines the individual performance factor for each named executive officer during the first quarter of each fiscal year based on its subjective judgment of the named executive officer’s performance for the prior fiscal year, including consideration of the named executive officer’s annual performance evaluation, special projects the executive was assigned during the fiscal year and management’s recommendations. The target individual performance factor is 1.0; the maximum individual performance factor is 1.5. For fiscal 2021, the Committee assigned above-target individual performance factors ranging from 1.3 to 1.4 to the named executive officers in view of their successful management of numerous challenges faced by the business during the fiscal year which enabled the Company to achieve above-maximum performance of all of the Annual Bonus Plan goals. These efforts included helping lead the Company through the challenges caused by the COVID-19 pandemic, including labor shortages and supply chain constraints.

Annual Bonus Calculation

Based on the Committee’s determinations as described above, the bonus amounts paid to the named executive officers for fiscal 2021 were calculated as follows:

Name	Base Salary	x	Target Bonus Percentage (% of Base Salary)	x	Overall Goal Achievement Factor	x	Individual Performance Factor	=	Bonus Award Earned
Mr. Harrison	$1,234,033	x	100%	x	150.0%	x	1.3	=	$2,406,365
Mr. Anthony	$ 551,578	x	75%	x	150.0%	x	1.3	=	$ 806,683
Mr. Katz	$ 865,000	x	100%	x	150.0%	x	1.4	=	$1,816,500
Mr. Chambless	$ 673,057	x	75%	x	150.0%	x	1.3	=	$ 984,345
Mr. Fisher	$ 603,059	x	75%	x	150.0%	x	1.3	=	$ 881,973

Long-Term Performance Plan

The Long-Term Performance Plan delivers a targeted percentage of base salary to each participant based on the achievement of long-term goals of the Company. The Long-Term Performance Plan is offered to the executive officers and other key employees. A three-year performance cycle is generally established each fiscal year for determining compensation under the Long-Term Performance Plan.

The Committee approved the Long-Term Performance Plan to promote retention of executive officers and other key employees, increase the proportion of their total performance-based compensation, and provide an incentive to achieve the Company’s long-term strategic and financial goals.

The general formula for computing awards under the Long-Term Performance Plan is as follows:

Target Award	x	Long-Term Performance Factor (%)	=	Award Earned

2021 Long-Term Performance Plan

In the first quarter of fiscal 2021, the Committee established the Long-Term Performance Plan for the fiscal 2021 - fiscal 2023 three-year performance period (the “2021 Long-Term Performance Plan”).

The Committee approved target awards under the 2021 Long-Term Performance Plan based on its consideration of each executive officer’s base salary, position and level of responsibility, succession planning considerations, the Company’s historical grant practices and market benchmark data provided by Korn Ferry. Payouts with respect to the target awards will be made in early fiscal 2024 depending on the Company’s achievement of specified corporate performance goals during the three-year performance period.

The following table reflects the target awards granted to the named executive officers under the 2021 Long-Term Performance Plan:

	2021 Long-Term Performance Plan Target Awards
Name	% of Base Salary	$ Amount
Mr. Anthony	75%	$ 413,684
Mr. Katz	150%	$1,297,500
Mr. Chambless	75%	$ 504,792
Mr. Fisher	75%	$ 452,294

The target award percentages for the named executive officers (other than Mr. Katz) remained unchanged from fiscal 2020 as a percentage of base salary. The target award percentage for Mr. Katz increased to 150% (from 100%) of his base salary to account for his continued successful leadership, to ensure his compensation is competitive with the market and serves as an important retention incentive and to further incentivize him to cause the Company to achieve its long-term objectives.

The long-term performance factor is calculated based on the Company’s achievement of corporate performance goals during the three-year performance period. The following table summarizes the corporate performance measures and weights approved by the Committee for the 2021 Long-Term Performance Plan:

Performance Measure	Weight
Leverage Ratio	30%
EBIT	50%
EBIT Margin	20%

The 2021 Long-Term Performance Plan includes Leverage Ratio, EBIT and EBIT Margin (each, as defined below) weighted 30%, 50% and 20%, respectively, as performance measures. The Committee included Leverage Ratio as a performance measure to encourage senior management to focus on the Company’s debt levels. The Committee believes the EBIT and EBIT Margin performance measures focus senior management on enhancing the efficiency and quality of earnings along with the profitability from operations. The Committee believes the achievement of goals with respect to all of these measures is consistent with the long-term interests of the Company’s stockholders.

The performance measures are defined as follows:

•“Leverage Ratio”(1) means long-term debt and obligations under financing leases (both current and noncurrent) less cash and cash equivalents, divided by the sum of income from operations, depreciation and amortization, all determined on a consolidated basis in accordance with GAAP;

•“EBIT” is the acronym for Earnings Before Interest and Taxes and means income from operations determined on a consolidated basis in accordance with GAAP; and

•“EBIT Margin” means the percentage determined by dividing EBIT by Revenue (as defined in the description of the Annual Bonus Plan beginning on page 31).
__________

(1)Leverage Ratio is a non-GAAP financial performance measure that will be used solely for evaluating the Company’s performance in connection with the determination of the amount of incentive compensation earned under the 2021 Long-Term Performance Plan. Non-GAAP financial measures are not an alternative for the Company’s reported results prepared in accordance with GAAP.

The Committee approved the threshold, target and maximum performance goals for each performance measure under the 2021 Long-Term Performance Plan. The target performance goals are set at a level believed by management to be reasonably achievable. The economic and business environment facing the Company remains challenging and therefore the Company’s ability to achieve the target goals under the 2021 Long-Term Performance Plan is uncertain.

If the threshold goal is not achieved for a given measure, there will be no payout on that measure. Increasingly larger payouts will be awarded for levels of achievement between the threshold and maximum performance goals.

The following table summarizes the payout range for each performance goal:

Performance Goal Achievement	Payout Percentage
Less than threshold	0%
Threshold to target	50% - 99%
Target to maximum	100% - 149%
Maximum and greater	150%

In accordance with the terms of the Long-Term Performance Plan, in determining the long-term performance factor, the Committee may make adjustments to the actual levels of achievement under each corporate performance measure to ensure that each corporate performance measure reflects the Company’s normalized operating performance in the ordinary course of business. In general, these potential adjustments relate to unplanned or unanticipated events and nonrecurring items. Examples of such adjustments would be mark-to-market adjustments required on the Company’s hedges for certain commodities such as fuel and aluminum and costs related to supply chain optimization efforts.

Awards, if any, under the 2021 Long-Term Performance Plan will be paid in early fiscal 2024 based on the Company’s audited consolidated financial results for fiscal 2021 through fiscal 2023 and any adjustments made by the Committee. Consistent with the Company’s historical practice of compensating executive officers (other than the CEO) in cash, the awards will be paid in cash instead of equity due to the limited number of shares of Coke Consolidated stock held by stockholders who are not affiliates of the Company and the limited trading volume of Coke Consolidated Common Stock.

2019 Long-Term Performance Plan

In the first quarter of fiscal 2019, the Committee established the Long-Term Performance Plan for the fiscal 2019 - fiscal 2021 three-year performance period (the “2019 Long-Term Performance Plan”). Awards under the 2019 Long-Term Performance Plan were paid in early fiscal 2022 based on the Company’s audited consolidated financial results for fiscal 2019 through fiscal 2021 and the adjustments made by the Committee described below. The awards were calculated as follows:

Name	2019 Long-Term Performance Plan Target Awards	x	Long-Term Performance Factor	=	Award Earned
Mr. Anthony	$315,000	x	150.0%	=	$ 472,500
Mr. Katz	$700,000	x	150.0%	=	$1,050,000
Mr. Chambless	$480,469	x	150.0%	=	$ 720,703
Mr. Fisher	$430,500	x	150.0%	=	$ 645,750

The following table reflects the calculation of the long-term performance factor under the 2019 Long-Term Performance Plan:

Performance Measure	Weight	Target Performance Goal	Adjusted Goal Achievement	Payout Percentage	Weighted Payout Percentage
Leverage Ratio	50%	2.96	1.81	150.0%	75.0%
EBIT	30%	$167.3 million	$315.2 million	150.0%	45.0%
EBIT Margin	20%	3.36%	6.07%	150.0%	30.0%
Overall Goal Achievement Factor					150.0%

In accordance with the terms of the Long-Term Performance Plan, in determining the long-term performance factor, the Committee made adjustments to the actual levels of achievement under each corporate performance measure to ensure that each corporate performance measure reflected the Company’s normalized operating performance in the ordinary course of business. Adjustments to average Leverage Ratio, average EBIT and average EBIT Margin totaled $(88.0) million, $4.1 million and $(15.6) million, respectively. In general, these adjustments related to unplanned or unanticipated events and nonrecurring items. Examples of such adjustments included the following: (i) nonrecurring expenses directly related to the System Transformation, (ii) impacts of certain accounting changes made during the performance period, (iii) mark-to-market adjustments required on the Company’s hedges for certain commodities such as fuel and aluminum, (iv) costs related to supply chain optimization efforts, (v) results of extra days during fiscal 2020, (vi) consideration paid for the acquisition of noncontrolling interest, (vii) deferred payroll taxes under the Coronavirus Aid, Relief and Economic Security Act and (viii) certain financing lease obligations.

Long-Term Performance Equity Plan

Mr. Harrison participates in the Long-Term Performance Equity Plan. The Long-Term Performance Equity Plan permits the Committee to design and award incentive compensation to Mr. Harrison based on the Company’s achievement of performance goals that are reflective of the Company’s long-term strategic and financial goals. Awards granted to Mr. Harrison under the Long-Term Performance Equity Plan are earned based on the Company’s attainment of performance measures specified by the Committee during a performance period. Mr. Harrison may elect to have awards earned under the Long-Term Performance Equity Plan settled in cash, shares of Class B Common Stock or a combination of cash and shares of Class B Common Stock.

In February 2021, the Committee approved an incentive award to Mr. Harrison under the Long-Term Performance Equity Plan with a target value of $6,700,000 for the fiscal 2021 - fiscal 2023 three-year performance period (the “2021 Long-Term Performance Equity Plan”). The performance measures and threshold, target and maximum levels of performance and weightings for the award under the 2021 Long-Term Performance Equity Plan are identical to the performance measures and threshold, target and maximum levels of performance and weightings for awards under the 2021 Long-Term Performance Plan described above. The amount of the incentive award earned will be determined by the Committee and paid to Mr. Harrison in early fiscal 2024 based on the Company’s audited consolidated financial results for fiscal 2021 through fiscal 2023 and any adjustments made by the Committee.

In the first quarter of fiscal 2019, the Committee approved an incentive award to Mr. Harrison under the Long-Term Performance Equity Plan for the fiscal 2019 - fiscal 2021 three-year performance period (the “2019 Long-Term Performance Equity Plan”). The performance measures and threshold, target and maximum levels of performance and weightings for the award under the 2019 Long-Term Performance Equity Plan were identical to the performance measures and threshold, target and maximum levels of performance and weightings for the awards under the 2019 Long-Term Performance Plan described above. The amount of the incentive award earned by Mr. Harrison under the 2019 Long-Term

Performance Equity Plan was calculated as shown in the table below. Mr. Harrison elected to receive the incentive award in cash.

Name	2019 Long-Term Performance Equity Plan Award	x	Overall Goal Achievement Factor	=	Bonus Award Earned
Mr. Harrison	$6,200,000	x	150.0%	=	$9,300,000

Officer Retention and Long-Term Retention Plans

Historically, the Committee has emphasized retention as a key objective of the Company’s executive compensation program. The Company maintains two supplemental retirement plans—the Officer Retention Plan (the “ORP”) and the Long-Term Retention Plan (the “LTRP”)—for the purpose of attracting and retaining executive talent until retirement and promoting a long-term perspective. These plans are also provided in light of the Company’s historical practice of not using equity as a significant component of compensation (except for the CEO). The material terms of the ORP and the LTRP are described on page 46 and beginning on page 48, respectively.

Mr. Harrison ceased accruing supplemental retirement benefits under the ORP when he attained age 60. For participants who continue employment past age 60, the ORP does not provide for any interest or actuarial increase of the participant’s fully accrued retirement benefit during the period they continue employment past age 60.

Supplemental Savings Incentive Plan

The Supplemental Savings Incentive Plan (the “SSIP”) allows the executive officers to defer a portion of their annual salary and awards under the Annual Bonus Plan, the Long-Term Performance Plan and the Long-Term Performance Equity Plan. The Company currently matches up to 50% of the first 6% of base salary deferred into the SSIP. The Company may also make additional discretionary contributions to participants’ SSIP accounts.

In connection with his recruitment by the Company and in lieu of any awards under the ORP or the LTRP, the Committee approved annual discretionary contributions to the SSIP account of Mr. Anthony of $100,000 for each of fiscal 2019 through fiscal 2023. In fiscal 2020, the Committee approved additional annual discretionary contributions to the SSIP account of Mr. Anthony of $50,000 for each of fiscal 2020 through fiscal 2023. The annual discretionary contributions are subject to his continued employment with the Company.

Prior to 2006, participants could elect to receive a fixed annual return of up to 13% on their account balances. This election provided participants with an above-market rate of return and resulted in a long-term fixed liability for the Company that was not contingent on its corporate performance. For these reasons, the Committee eliminated the option to receive a fixed rate of return for all deferrals and Company contributions made on or after January 1, 2006. The fixed rate of return option was not eliminated for deferrals and Company contributions made before January 1, 2006. The material terms of the SSIP are described beginning on page 47.

Other Benefits and Executive Compensation Policies

Pension Plan

The Company maintains a traditional, tax-qualified defined benefit pension plan (the “Pension Plan”) for certain non-union employees, including certain of the named executive officers. Effective June 30, 2006, no new participants may become eligible to participate in the Pension Plan and the benefits under the Pension Plan for existing participants, including the named executive officers, were frozen. Messrs. Anthony, Katz and Fisher do not participate in the Pension Plan because their employment with the Company began after June 30, 2006.

401(k) Savings Plan

The Company maintains a tax-qualified defined contribution plan (the “401(k) Savings Plan”) with a cash or deferred arrangement under Section 401(k) of the Internal Revenue Code for substantially all of its employees who are not part of collective bargaining agreements, including the named executive officers. Employee elective deferral contributions to the 401(k) Savings Plan are made on a pre-tax basis and are subject to contribution limitations in the Internal Revenue Code. The Company currently matches up to 100% of the first 4% of base salary deferred under the 401(k) Savings Plan. The Company may make an additional discretionary contribution equal to 100% of an additional 1% of base salary deferred under the 401(k) Savings Plan. The Company funded all of the discretionary matching contribution for fiscal 2021.

Severance and Change in Control

The Company’s executive officers, including the named executive officers, do not have employment agreements, but they are entitled to certain payments under the various plans described in this section in connection with a termination of employment or a change in control of the Company. With respect to termination of employment, each executive officer is entitled to certain payments upon termination without cause, voluntary resignation or termination due to death or disability. The terms of the severance provisions are described beginning on page 50.

Change in control benefits are provided to ensure that, in the event of a friendly or hostile change in control, the Company’s executive officers will be able to advise the Board about the potential transaction, without being unduly influenced by personal considerations, such as fear of losing their jobs as a result of a change in control.

The Committee does not consider the change in control provisions in determining the forms or amounts of other compensation. The terms of the change in control provisions are described beginning on page 50.

Personal Benefits

The Company provides personal benefits to the named executive officers that management and the Committee believe are reasonable, competitive and consistent with the Company’s overall objective of attracting and retaining executive talent. The Committee believes the value of providing these benefits to the named executive officers outweighs the cost of the benefits. The cost of these benefits to Coke Consolidated is reflected in the “All Other Compensation” column of the 2021 Summary Compensation Table on page 41.

Each of the named executive officers is provided with an annual executive allowance. Each named executive officer has the flexibility to keep or spend the allowance and is not required to report to the Company how the allowance is spent. The Company provides the annual executive allowance to minimize decisions regarding the types of benefits provided, provide the named executive officers choice and flexibility and fix the Company’s expenses with respect to these types of benefits.

Each of the named executive officers received an annual executive allowance for fiscal 2021. The amount of the allowance was $45,000 for Mr. Harrison, $25,000 for Messrs. Katz and Chambless and $15,000 for Messrs. Anthony and Fisher. These amounts were determined based on the Company’s average annual costs of providing historical personal benefits that were replaced by the annual executive allowance, including the costs of income tax reimbursements.

The Company continues to pay long-term disability and life insurance premiums for the named executive officers.

The Board requires the CEO to use the Company’s corporate aircraft whenever reasonable for both business and personal travel. This benefit increases the level of safety and security for Mr. Harrison and his family. Making the aircraft available to Mr. Harrison also allows him to efficiently and securely conduct business during both business and personal flights and eliminates the inefficiencies of commercial travel. The Board believes that the value of making the aircraft available to Mr. Harrison and his family, in terms of convenience, security and saving time, results in an efficient form of compensation for Mr. Harrison.

Other executive officers may use the Company’s corporate aircraft for personal purposes with Mr. Harrison’s permission and subject to the oversight of the Committee and the Board. Depending on availability, family members of executive officers may travel on the corporate aircraft to accompany executives on business. There is nominal or no incremental cost to the Company for these passengers.

The Company purchases tickets to cultural, sporting and other entertainment events for business development and network building purposes and to support these activities in the communities in which we operate. Our employees, including the executive officers, may make personal use of any tickets that are not otherwise being used for business purposes. The Company incurs no or de minimis incremental cost in connection with the executive officers’ personal use of the tickets, and the Committee believes attendance at these events by our employees, including the executive officers, enhances the Company’s profile in the communities in which we operate.

For certain elements of compensation, the Company also pays income and employment tax gross-ups to provide the full benefit of the compensation.

Tax and Accounting Considerations

The Committee considers the tax and accounting effects of compensation elements when designing the Company’s incentive and equity compensation plans. In order to maintain flexibility in compensating executive officers, however, the Committee has not adopted a policy that all compensation must be deductible for federal income tax purposes.

Under Section 162(m) of the Internal Revenue Code, as amended by the Tax Cuts and Jobs Act of 2017, the Company may not deduct compensation in excess of $1.0 million paid to “covered individuals” (as defined in Section 162(m) which includes all of the named executive officers). Therefore, compensation in excess of $1.0 million paid to the named executive officers is not deductible by the Company for federal income tax purposes.

Executive Compensation Tables

The following tables and related narratives present the compensation for the named executive officers in the format specified by the SEC.

I. 2021 Summary Compensation Table

Name and Principal Position (a)	Year (b)	Salary ($) (c)	Bonus ($) (d)	Non-Equity Incentive Plan Compensation ($) (e)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (f)	All Other Compensation ($) (g)	Total ($) (h)
J. Frank Harrison, III	2021	1,223,631	—	11,706,365	289,021	326,119	13,545,136
Chairman of the Board and Chief Executive Officer	2020	1,197,590	—	10,390,506	473,104	405,992	12,467,192
	2019	1,151,114	—	8,708,743	402,382	1,445,385	11,707,624
F. Scott Anthony	2021	548,629	—	1,279,183	—	204,903	2,032,715
Executive Vice President and Chief Financial Officer	2020	543,123	—	648,979	—	204,372	1,396,474
	2019	525,000	75,000	482,224	—	213,380	1,295,604
David M. Katz	2021	844,178	—	2,866,500	156,250	618,131	4,485,059
President and Chief Operating Officer	2020	764,346	—	2,124,208	156,250	308,489	3,353,293
	2019	700,000	—	1,584,012	156,250	275,379	2,715,641
Robert G. Chambless	2021	669,459	—	1,705,048	210,437	204,114	2,789,058
Executive Vice President, Franchise Beverage Operations	2020	662,739	—	1,471,597	279,354	204,985	2,618,675
	2019	637,019	—	1,214,505	290,044	194,906	2,336,474
E. Beauregarde Fisher III	2021	599,835	—	1,527,723	—	314,126	2,441,684
Executive Vice President, General Counsel and Secretary	2020	593,814	—	1,318,550	—	313,659	2,226,023

Salary (Column (c))

The amounts shown in the “Salary” column include amounts deferred by the named executive officers under the 401(k) Savings Plan and the SSIP.

Bonus (Column (d))

The amount shown in the “Bonus” column for Mr. Anthony for fiscal 2019 represents the second installment payment of the $150,000 sign-on bonus awarded to Mr. Anthony in connection with the commencement of his employment with the Company on November 30, 2018. Mr. Anthony received the first installment payment of the sign-on bonus in fiscal 2018.

Non-Equity Incentive Plan Compensation (Column (e))

The amounts shown in the “Non-Equity Incentive Plan Compensation” column represent (i) for Mr. Harrison, the performance-based cash awards earned under the 2021 Annual Bonus Plan and the 2019 Long-Term Performance Equity

Plan and (ii) for the other named executive officers, the performance-based cash awards earned under the 2021 Annual Bonus Plan and the 2019 Long-Term Performance Plan, as follows:

Name	2021 Annual Bonus Plan ($)	2019 Long-Term Performance Equity Plan ($)	2019 Long-Term Performance Plan ($)	Total ($)
Mr. Harrison	2,406,365	9,300,000	—	11,706,365
Mr. Anthony	806,683	—	472,500	1,279,183
Mr. Katz	1,816,500	—	1,050,000	2,866,500
Mr. Chambless	984,345	—	720,703	1,705,048
Mr. Fisher	881,973	—	645,750	1,527,723

Change in Pension Value and Nonqualified Deferred Compensation Earnings (Column (f))

The following table breaks out the amounts shown in the “Change in Pension Value and Nonqualified Deferred Compensation Earnings” column for fiscal 2021:

Name	Pension Plan ($)(1)	Officer Retention Plan ($)(2)	Nonqualified Deferred Compensation Earnings ($)(3)	Total ($)
Mr. Harrison	32,861	—	256,160	289,021
Mr. Anthony	—	—	—	—
Mr. Katz	—	156,250	—	156,250
Mr. Chambless	—	183,929	26,508	210,437
Mr. Fisher	—	—	—	—
__________

(1)The amounts shown in this column reflect the aggregate increase in the present value of Mr. Harrison’s benefit under the Pension Plan from the beginning of the fiscal year to the end of the fiscal year. For fiscal 2021, the present value of Mr. Chambless’ Pension Plan decreased $14,424 (primarily due to an increase in the interest rate used to determine such present value). Additional information regarding each named executive officer’s accumulated benefits under the Pension Plan is presented beginning on page 45.

(2)The amounts shown in this column reflect the aggregate increase in the present value of each named executive officer’s benefit under the ORP from the beginning of the fiscal year to the end of the fiscal year. Additional information regarding each named executive officer’s accumulated benefits under the ORP is presented on page 46.

(3)The amounts shown in this column reflect the portion of annual earnings on each named executive officer’s principal balance under the SSIP that is deemed to be “above-market interest” under the SEC rules. Additional information regarding the SSIP is presented beginning on page 47. The SSIP was amended in 2005 to eliminate the payment of above-market interest on salary deferrals and contributions made after 2005.

All Other Compensation (Column (g))

The table below describes each component of the “All Other Compensation” column for fiscal 2021. The amounts shown reflect the incremental cost to Coke Consolidated for each of the benefits.

Name	Company Contributions to Defined Contribution Plans ($)	Life Insurance ($)	Tax Gross-Ups ($)	Executive Allowance ($)	Personal Use of Corporate Aircraft ($)	Other ($)	Total ($)
Mr. Harrison	51,192	10,668	33,229	45,000	177,690	8,340	326,119
Mr. Anthony	180,954	5,608	1,556	15,000	—	1,785	204,903
Mr. Katz	579,423	4,990	6,933	25,000	—	1,785	618,131
Mr. Chambless	144,562	10,036	15,560	25,000	—	8,956	204,114
Mr. Fisher	290,830	4,139	2,372	15,000	—	1,785	314,126

The following describes each of the benefits reflected in the above table:

Company Contributions to Defined Contribution Plans. The Company makes matching and discretionary contributions to the named executive officers’ accounts under the SSIP and the 401(k) Savings Plan and to the accounts of the named executive officers (other than Messrs. Harrison and Anthony) under the LTRP. The Company currently matches up to 50% of the first 6% of base salary deferred into the SSIP. The Company may also make additional discretionary contributions to participants’ SSIP accounts. The Company makes matching contributions to the named executive officers’ accounts under the 401(k) Savings Plan of up to 5% of each named executive officer’s eligible compensation based on the Company’s annual performance. The Company’s matching contribution is comprised of a 4% fixed component and a 1% discretionary component. The Company funded all of the discretionary matching contribution for fiscal 2021. The amount of the annual contributions to the LTRP is determined based on each named executive officer’s position and level of responsibility, performance and job tenure, and is specified in an individual participation agreement with the named executive officer at the time the named executive officer commences participation in the LTRP.

Life Insurance. The Company pays excess group life insurance and individual life insurance for certain named executive officers.

Tax Gross-Ups. The Company pays income and employment tax gross-ups with respect to certain long-term disability and life insurance premiums, personal use of corporate aircraft and social security and Medicare tax gross-ups with respect to the increase in vested benefits in the ORP.

Executive Allowance. The annual executive allowance is intended to establish an equitable distribution among the named executive officers of the monies previously spent on executive perquisites. Each named executive officer has the flexibility to keep or spend the allowance and is not required to report to the Company how the allowance is spent.

Personal Use of Corporate Aircraft. The incremental cost of personal use of the Company’s corporate aircraft is calculated based on the average cost of fuel, crew travel, on-board catering, trip-related maintenance, landing fees and trip-related hangar and parking costs and other similar variable costs. Fixed costs that do not change based on usage, such as pilot salaries, home hangar expenses and general taxes and insurance are excluded from the incremental cost calculation. If an aircraft flies empty before picking up or after dropping off a passenger flying for personal reasons, this “deadhead” segment is included in the incremental cost of the personal use.

Other. Other is comprised of premiums for supplemental long-term disability insurance.

II. 2021 Grants of Plan-Based Awards

The following table shows grants of plan-based awards made to the named executive officers in February 2021:

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards
Name	Plan(1)	Threshold ($)(2)	Target ($)(3)	Maximum ($)(4)
Mr. Harrison	ABP	123,403	1,234,033	2,776,575
	LTPEP	670,000	6,700,000	10,050,000
Mr. Anthony	ABP	41,368	413,684	930,788
	LTPP	41,368	413,684	620,525
Mr. Katz	ABP	86,500	865,000	1,946,250
	LTPP	129,750	1,297,500	1,946,250
Mr. Chambless	ABP	50,479	504,792	1,135,783
	LTPP	50,479	504,792	757,189
Mr. Fisher	ABP	45,229	452,294	1,017,662
	LTPP	45,229	452,294	678,441
__________

(1)Incentive award opportunities were granted under the following plans in fiscal 2021:

ABP        2021 Annual Bonus Plan
LTPEP        2021 Long-Term Performance Equity Plan
LTPP        2021 Long-Term Performance Plan

The material terms of each plan are described in the “Compensation Discussion and Analysis” section beginning on page 28.

(2)The threshold award amounts shown for the ABP, the LTPEP and the LTPP are equal to 50% of the lowest weighted performance measure. The lowest weighted performance measure under the ABP, the LTPEP and the LTPP was 20%.

(3)The target award amounts shown for the ABP were computed using an individual performance factor of 1.0.

(4)The maximum award amounts shown for the ABP were computed using an individual performance factor of 1.5.

III. Defined Benefit Plans

The Company maintains the Pension Plan, a traditional, tax-qualified defined benefit pension plan for certain non-union employees, including certain of the named executive officers. On June 30, 2006, the Pension Plan stopped accepting new participants and the benefits under the Pension Plan for existing participants, including certain of the named executive officers, were frozen. The Company also maintains the ORP, a supplemental nonqualified defined benefit plan, for some of the Company’s key executives, including certain of the named executive officers. In March 2014, the Company stopped granting new awards of supplemental retirement benefits under the ORP.

Name	Plan Name	Number of Years Credited Service (#)(1)	Present Value of Accumulated Benefit ($)(2)	Payments During Last Fiscal Year ($)
Mr. Harrison	Pension Plan	30	1,532,490	—
	Officer Retention Plan	26	14,411,990	—
Mr. Anthony	Pension Plan	—	—	—
	Officer Retention Plan	—	—	—
Mr. Katz	Pension Plan	—	—	—
	Officer Retention Plan	9	1,406,250	—
Mr. Chambless	Pension Plan	15	414,503	—
	Officer Retention Plan	16	2,264,286	—
Mr. Fisher	Pension Plan	—	—	—
	Officer Retention Plan	—	—	—
__________

(1)The amounts shown in this column are equal to the number of years of benefit service for which the executive has received credit under the plans. None of the named executive officers have received benefit credit service under the plans for years of service in addition to their actual years of service with the Company which are as follows: Mr. Harrison—44 years, Mr. Anthony—3 years, Mr. Katz—9 years, Mr. Chambless—35 years and Mr. Fisher—4 years.

(2)The amounts shown in this column are the present values of each named executive officer’s accumulated benefits under the plans as of December 31, 2021. See Note 17 to the audited consolidated financial statements included in the Company’s Annual Report on Form 10-K for fiscal 2021 for a description of the valuation method and material assumptions used to determine the present values of the accumulated benefits under the Pension Plan. Each named executive officer’s accumulated benefits under the ORP are determined in accordance with the terms of the ORP, as discussed below.

Pension Plan

The Pension Plan is a traditional, tax-qualified defined benefit pension plan. The benefits under the Pension Plan were frozen on June 30, 2006, and since that date no additional employees have become participants in the Pension Plan and no additional benefits have accrued. On June 30, 2006, all participants in the Pension Plan became fully vested in their accrued benefits under the Pension Plan.

Each participant’s accrued benefit is determined based on the participant’s “average compensation” (as defined in the Pension Plan) as of December 31, 2005 and “years of service” (as defined in the Pension Plan) as of June 30, 2006. As a tax-qualified pension plan, the maximum amount of compensation taken into account for each year under the terms of the Pension Plan is limited by the Internal Revenue Code. In 2006, this limit was $220,000. On December 31, 2021, the Pension Plan benefit of Messrs. Harrison and Chambless was based on the maximum average compensation permitted by the Pension Plan and provides a benefit value equal to the amount shown in the above table under the “Present Value of Accumulated Benefit” column. Messrs. Anthony, Katz and Fisher were hired after the benefits under the Pension Plan were frozen, so they are not participants in the Pension Plan.

Participants may retire at or after age 65 and receive their full benefit under the Pension Plan. Participants who have not reached age 65 but who have reached age 55 and have at least 10 years of service may retire and receive a reduced retirement benefit. Reductions for early retirement are 7.75% per year for the first five years and 4.00% per year for each additional year retirement is earlier than age 65. Mr. Harrison is eligible to retire and receive his full benefit under the Pension Plan.

Benefits are payable as a single life annuity for participants who are single when payment of their Pension Plan benefit commences or as a 50% joint and survivor annuity over the lives of the participant and spouse for participants who are married when payment of their Pension Plan benefit commences unless an optional form of payment is elected. Available optional forms of payment are an annuity payable in equal monthly payments over a period of 10 years and thereafter for life, or a 75% or 100% joint and survivor annuity over the lives of the participant and spouse or other beneficiary. Benefits of $50,000 or less may be distributed in a lump sum. If a participant dies before the participant begins to receive retirement benefits, the surviving spouse will receive the value of a 50% joint and survivor benefit.

Officer Retention Plan

The Internal Revenue Code limits the amounts of compensation that may be considered and the annual benefits that may be provided under the Pension Plan. As such, the Company maintains the ORP, which is a supplemental nonqualified defined benefit plan, to provide some of the Company’s key executives, including certain of the named executive officers, with retirement benefits in excess of Internal Revenue Code limitations as well as additional supplemental benefits. In March 2014, the Company stopped granting new awards of supplemental retirement benefits under the ORP.

Under the ORP, the named executive officers are entitled to the full amount of their accrued benefit under the plan upon reaching age 60, the normal retirement age under the plan. The amount of each participant’s normal retirement benefit is determined based on the participant’s position and level of responsibility, performance and job tenure, and is specified in the participant’s individual agreement under the ORP.

Plan benefits are paid in the form of equal monthly installments over a period of 10, 15 or 20 years, as elected by the participant upon joining the plan. The monthly installment amounts are computed using an 8% discount rate using simple interest compounded monthly.

Participants who terminate employment prior to normal retirement age are eligible to receive a benefit based on their accrued retirement benefit if their employment is terminated due to death or total disability or their vested accrued retirement benefit if their employment is terminated other than due to death or total disability. Participants are also eligible to receive a benefit based on the benefit they would have accrued through age 60 if they are employed upon a change in control. In the event of death, the benefits are payable in a lump sum. In the event of a change in control, the benefits become payable in either a lump sum or in equal monthly installments over a period of five, 10 or 15 years, at the election of the participant. The benefits payable upon death, total disability, severance or a change in control are described beginning on page 50.

As of December 31, 2021, the estimated annual retirement benefit payable at retirement for each of the named executive officers was as follows:

Name	Estimated Annual Retirement Benefit ($)	Number of Years Payable (#)
Mr. Harrison	1,624,991	15
Mr. Anthony	—	—
Mr. Katz	359,573	10
Mr. Chambless	294,894	20
Mr. Fisher	—	—

Each named executive officer (other than Messrs. Anthony and Fisher who are not eligible to participate in the ORP because they commenced employment with the Company after March 2014) will be entitled to continue participating in the ORP and earn supplemental benefits thereunder until he attains age 60 as described above. However, no new awards of supplemental retirement benefits will be made under the ORP. All new supplemental retirement benefit awards, including to Messrs. Anthony and Fisher, will be made under the LTRP or with discretionary SSIP contributions, the material terms of which are described beginning on pages 48 and 47, respectively.

IV. 2021 Nonqualified Deferred Compensation

Supplemental Savings Incentive Plan

The Company maintains the SSIP, a nonqualified deferred compensation plan, for its key executives, including the named executive officers. The following table provides information regarding the named executive officers’ accounts and benefits under the SSIP for fiscal 2021:

Name	Executive Contributions in Fiscal 2021 ($)(1)	Company Contributions in Fiscal 2021 ($)(2)	Aggregate Earnings in Fiscal 2021 ($)(3)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at December 31, 2021 ($)(4)
Mr. Harrison	73,385	36,692	1,768,244	1,394,407	14,603,578
Mr. Anthony	38,393	166,454	87,845	—	747,678
Mr. Katz	50,585	25,292	46,888	33,165	632,173
Mr. Chambless	301,052	20,078	671,431	—	3,858,361
Mr. Fisher	294,662	17,990	71,863	—	677,476
__________

(1)All amounts shown in this column are also reported in the “Salary” column of the 2021 Summary Compensation Table.

(2)All amounts shown in this column are also reported in the “All Other Compensation” column of the 2021 Summary Compensation Table.

(3)Of the amounts shown in this column, the following amounts are reported as above-market earnings on deferred compensation in the “Change in Pension Value and Nonqualified Deferred Compensation Earnings” column of the 2021 Summary Compensation Table: Mr. Harrison—$256,160, Mr. Anthony—$0, Mr. Katz—$0,
Mr. Chambless—$26,508 and Mr. Fisher—$0.

(4)Of the amounts shown in this column, the following amounts were reported in the Summary Compensation Tables of the Company’s proxy statements for previous years: Mr. Harrison—$9,593,101, Mr. Anthony—$350,755,
Mr. Katz—$409,133, Mr. Chambless—$1,024,386 and Mr. Fisher—$54,616.

The Company currently matches up to 50% of the first 6% of base salary deferred into the SSIP. The Company may also make additional discretionary contributions to participants’ SSIP accounts.

Participants are immediately vested in all amounts of base salary and bonus deferred by them. The Company’s contributions to participants’ accounts, other than transition contributions, vest in 20% annual increments and become fully vested upon the completion of five years of service. The transition contributions vested in 20% annual increments from December 31, 2006 to December 31, 2010. All contributions made by the Company become fully vested upon retirement, death or a change in control.

Amounts deferred by participants and contributions made by the Company before January 1, 2006 are deemed invested in either a “fixed benefit account” or a “pre-2006 supplemental account,” at the election of the participant. Balances in fixed benefit accounts earn interest at an annual rate of up to 13% (depending on the event requiring distribution and the participant’s age, years of service and initial year of participation in the SSIP). Mr. Harrison’s balance has earned interest at an annual rate of 6% since the year in which he attained age 60. For Mr. Chambless (the only other named executive officer with a fixed benefit account), the amounts reported in the above table under “Aggregate Earnings in Fiscal 2021” and “Aggregate Balance at December 31, 2021” were calculated assuming the maximum annual return of 13%.

Amounts deferred by participants and contributions made by the Company on or after January 1, 2006 are deemed invested in a “post-2005 supplemental account.” Balances in pre-2006 supplemental accounts and post-2005 supplemental accounts are deemed invested by participants in investment choices that are made available by the Company, which are similar to the choices available under the 401(k) Savings Plan.

Balances in fixed benefit accounts and pre-2006 supplemental accounts become payable, as elected by a participant, either upon “termination of employment” or on a date designated by the participant between the year the participant turns 55 and the year the participant turns 70. Balances in post-2005 supplemental accounts may be distributed, as elected by a participant, either upon “termination of employment” or on a date designated by the participant that is at least two years after the year that a salary deferral or other contribution was made and not later than the year the participant turns 70. A “termination of employment” occurs upon the later of (i) a participant’s severance, retirement or attainment of age 55 while totally disabled and, (ii) at the election of the plan administrator, the date when the participant is no longer receiving severance benefits.

Balances in fixed benefit accounts are payable in equal monthly installments over a period of 10 or 15 years, at the election of the participant. The monthly payment amount for a fixed benefit account is calculated using a discount rate that is equal to the applicable rate of interest on the account, as described above. Balances in pre-2006 supplemental accounts are payable in equal monthly installments over a period of 10 or 15 years, at the election of the participant. The monthly payment amount for a pre-2006 supplemental account is calculated by dividing the vested account balance by the number of remaining monthly payments. Balances in post-2005 supplemental accounts are payable in either a lump sum or in equal monthly installments over a period of five, 10 or 15 years, at the election of the participant. The monthly payment amount for a post-2005 supplemental account is calculated by dividing the vested account balance by the number of remaining monthly payments.

In the event of death or a change in control, all account balances become payable in either a lump sum or in equal monthly installments over a period of five, 10 or 15 years, at the election of the participant. In each case, the account balances and monthly payments are generally computed in the same manner as described above, except participants are deemed fully vested in their account balances, and, in the case of a change in control, the account balances and monthly payments for fixed benefit accounts are computed using the maximum 13% rate of return and 13% discount rate, respectively. Additional information regarding amounts payable to each of the named executive officers upon a termination of employment, death or a change in control is provided in the following section.

Long-Term Retention Plan

The LTRP is a supplemental nonqualified defined contribution plan that provides supplemental retirement benefits to the Company’s key executives. The LTRP was adopted in March 2014 and all new awards of supplemental retirement benefits since that date have been made under the LTRP and not the ORP.

A participant in the LTRP earns a Company contribution to a supplemental benefits account for each year of employment with the Company through age 60, the normal retirement age under the plan. The amount of each participant’s contribution is determined based on the participant’s position and level of responsibility, performance, job tenure and future potential, and is specified in the participant’s individual agreement under the LTRP. The amount contributed to a participant’s supplemental benefits account is invested in investment choices that are similar to the choices available under the 401(k) Savings Plan. The balance of a participant’s supplemental benefits account is 50% vested through a participant’s attainment of age 51 while employed by the Company and becomes vested ratably for each year of continued employment thereafter through age 60. The balance of a participant’s supplemental benefits account also becomes vested in the event of the participant’s death or disability or a change in control of the Company. The vested balance of a participant’s supplemental benefits account is payable following termination of employment in either a lump sum or in equal monthly installments over a period of 10, 15 or 20 years, at the election of the participant.

The following table provides information regarding the named executive officers’ accounts and benefits under the LTRP for fiscal 2021:

Name	Company Contributions in Fiscal 2021 ($)(1)	Aggregate Earnings in Fiscal 2021 ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at December 31, 2021 ($)
Mr. Katz	539,630	97,682	—	1,453,882
Mr. Chambless	109,984	178,982	—	1,051,624
Mr. Fisher	258,340	136,075	—	1,505,922
__________

(1)All amounts shown in this column are also reported in the “All Other Compensation” column of the 2021 Summary Compensation Table.

V. 2021 Potential Payments Upon Termination or Change in Control

The table below shows the estimated benefits payable to each named executive officer in the event of the named executive officer’s termination of employment under various scenarios or a change in control of the Company. The amounts shown assume termination of employment or a change in control on December 31, 2021. The amounts do not include payments or benefits provided under insurance or other plans that are generally available to all salaried employees.

Name and Plans	Voluntary Resignation or Termination Without Cause ($)	Termination for Cause ($)	Death ($)	Disability ($)	Retirement ($)(1)	Change in Control ($)
Mr. Harrison
Officer Retention Plan(2)	14,411,990	—	14,411,990	14,411,990	14,411,990	14,411,990
Supplemental Savings Incentive Plan(2)	14,603,578	14,603,578	14,603,578	14,603,578	14,603,578	14,603,578
Annual Bonus Plan(3)	2,406,365	—	2,406,365	2,406,365	2,406,365	1,234,033
Long-Term Performance Equity Plan(4)	16,000,000	—	16,000,000	16,000,000	16,000,000	12,900,000
Total	47,421,933	14,603,578	47,421,933	47,421,933	47,421,933	43,149,601
Mr. Anthony
Supplemental Savings Incentive Plan(2)	721,334	721,334	747,678	747,678	—	747,678
Annual Bonus Plan(3)	806,683	—	806,683	806,683	—	413,684
Long-Term Performance Plan(4)	472,500	—	879,457	879,457	—	721,957
Total	2,000,517	721,334	2,433,818	2,433,818	—	1,883,319
Mr. Katz
Officer Retention Plan(2)	914,063	—	1,406,250	1,406,250	—	2,500,000
Long-Term Retention Plan	945,023	—	1,453,882	1,453,882	—	1,453,882
Supplemental Savings Incentive Plan(2)	632,173	632,173	632,173	632,173	—	632,173
Annual Bonus Plan(3)	1,816,500	—	1,816,500	1,816,500	—	865,000
Long-Term Performance Plan(4)	1,050,000	—	1,995,833	1,995,833	—	1,645,833
Total	5,357,759	632,173	7,304,638	7,304,638	—	7,096,888
Mr. Chambless
Officer Retention Plan(2)	1,811,429	—	2,264,286	2,264,286	—	3,000,000
Long-Term Retention Plan	841,300	—	1,051,624	1,051,624	—	1,051,624
Supplemental Savings Incentive Plan(2)	3,858,361	3,858,361	3,858,361	3,858,361	—	3,858,361
Annual Bonus Plan(3)	984,345	—	984,345	984,345	—	504,792
Long-Term Performance Plan(4)	720,703	—	1,217,288	1,217,288	—	977,053
Total	8,216,138	3,858,361	9,375,904	9,375,904	—	9,391,830
Mr. Fisher
Long-Term Retention Plan	903,553	—	1,505,922	1,505,922	—	1,505,922
Supplemental Savings Incentive Plan(2)	655,512	655,512	677,476	677,476	—	677,476
Annual Bonus Plan(3)	881,973	—	881,973	881,973	—	452,294
Long-Term Performance Plan(4)	645,750	—	1,090,690	1,090,690	—	875,440
Total	3,086,788	655,512	4,156,061	4,156,061	—	3,511,132

__________

(1)Mr. Harrison is the only named executive officer who has satisfied the age and/or service eligibility requirements for retirement under the plans.

(2)Amounts shown for the ORP and the SSIP for the named executive officers assume payment as a lump sum as of December 31, 2021. Participants in the ORP and the SSIP may elect to receive payments in equal monthly installments over a period of 10, 15 or 20 years. The amounts of the installments are based on the discount rates specified in the plans.

(3)Amounts shown for the Annual Bonus Plan (other than a change in control) were calculated using the actual level of achievement of the performance goals for fiscal 2021. Amounts shown for the Annual Bonus Plan upon a change in control were calculated assuming the achievement of target performance.

(4)Amounts shown in all of the columns other than the “Change in Control” column for the Long-Term Performance Equity Plan and the Long-Term Performance Plan were calculated using the actual level of achievement of the performance goals for the fiscal 2019 - fiscal 2021 performance period and assuming the achievement of target performance goals for the three-year performance periods ending in fiscal 2022 and fiscal 2023. Amounts shown in the “Change in Control” column for the Long-Term Performance Equity Plan and the Long-Term Performance Plan were calculated assuming the achievement of target performance goals for the three-year performance periods ending in fiscal 2021, fiscal 2022 and fiscal 2023. The amounts for the three-year performance periods ending in fiscal 2022 and fiscal 2023 were prorated for the portion of the performance periods the executive was employed prior to the date of the triggering event.

None of the Company’s executive officers, including the named executive officers, have any special employment or severance agreements. The executive officers are entitled, however, to certain payments (as illustrated in the above table) under the terms of the Company’s existing compensation and benefit plans in connection with the termination of their employment or a change in control of the Company. The following narrative describes the terms of those plans as they relate to a termination of employment or a change in control.

Officer Retention Plan

The ORP, the material terms of which are described on page 46, contains special provisions for severance, death, total disability or a change in control.

In the event of death or total disability, each participant becomes fully vested in the amount of the participant’s accrued benefit under the ORP.

Upon termination without cause or voluntary resignation, each participant’s accrued benefit is 50% vested until age 51, with the vesting percentage increasing by 5% each year beginning at age 51 until fully vested at age 60. All rights to any benefits under the ORP are forfeited if a participant is terminated for cause.

In the event of a “change in control” of the Company, each participant is entitled to an amount equal to the normal retirement benefit otherwise payable to the participant at age 60 under the ORP. A “change in control” occurs under the ORP:

(i)when a person or group other than the Harrison Family acquires shares of the Company’s capital stock having the voting power to designate a majority of the Board;

(ii)when a person or group other than the Harrison Family acquires or possesses shares of the Company’s capital stock having power to cast (A) more than 20% of the votes regarding the election of the Board and (B) a greater percentage of the votes regarding the election of the Board than the shares owned by the Harrison Family;

(iii)upon the sale or disposition of all or substantially all of the Company’s assets and the assets of the Company’s subsidiaries outside the ordinary course of business other than to a person or group controlled by the Company or the Harrison Family; or

(iv)upon a merger or consolidation of the Company with another entity where the Company is not the surviving entity.

The death benefit under the ORP is payable in a lump sum. The other severance and change in control benefits are payable in equal monthly installments over a period of 10, 15 or 20 years, as elected by the participant. The amount of each monthly installment is computed using an 8% discount rate using simple interest compounded annually. The change in control benefit is also payable in a lump sum, at the election of the participant.

Under the ORP, each participant has generally agreed not to compete with the Company for three years after termination from employment for any reason. The non-compete provision does not apply to actions occurring after both a termination of employment and a change in control of the Company.

Supplemental Savings Incentive Plan and Long-Term Retention Plan

The SSIP and the LTRP also provide for the payment of the named executive officers’ vested account balances upon termination of employment, death or a change in control. A “termination of employment” occurs under the SSIP upon a participant’s severance, retirement or attainment of age 55 while totally disabled. A “termination of employment” occurs under the LTRP upon a participant’s severance other than for cause, retirement or total disability. The definition of a “change in control” is the same definition used for the ORP, as described above. The material terms of the SSIP and the LTRP, including the options to receive lump sum or installment payments, are described beginning on pages 47 and 48, respectively.

Annual Bonus Plan

The Annual Bonus Plan, the material terms of which are described beginning on page 31, provides for certain payments to the named executive officers in the event of a termination of their employment or a change in control of the Company.

In the event of the total disability, retirement or death of a participant during any fiscal year, the participant (or the participant’s estate) is entitled to a pro-rata bonus based on the portion of the fiscal year completed by the participant and the actual overall goal achievement factor attained for that year.

In the event of a “change in control,” each participant is entitled to a pro-rata portion of the participant’s target award under the Annual Bonus Plan, based on the portion of the fiscal year completed.

The term “retirement” is defined in the Annual Bonus Plan as a participant’s termination of employment other than on account of death and (i) after attaining age 60, (ii) after attaining age 55 and completing 20 years of service or (iii) as the result of total disability. The definition of a “change in control” is the same definition used for the ORP, as described above.

Long-Term Performance Plan

The Long-Term Performance Plan, the material terms of which are described beginning on page 34, also provides for certain payments to the named executive officers in the event of a termination of their employment or a change in control of the Company.

In the event of the total disability, retirement or death of a participant after the completion of the first year of a performance period but prior to the end of a performance period, and in the event of the subsequent attainment of the performance goals applicable to such participant, the participant (or the participant’s estate) is entitled to a pro-rata award based on the portion of the performance period completed by the participant.

In the event of a “change in control,” each participant is entitled to a pro-rata portion of the participant’s target award for the performance period, based on the portion of the performance period completed.

The definition of “retirement” is the same definition used for the Annual Bonus Plan, as described above. The definition of a “change in control” is the same definition used for the ORP, as described above.

Long-Term Performance Equity Plan

The Long-Term Performance Equity Plan, the material terms of which are described on page 37, also provides for certain payments to Mr. Harrison in the event of a termination of his employment or a change in control of the Company.

In the event of Mr. Harrison’s total disability, retirement or death after the completion of the first year of a performance period but prior to the end of a performance period, and in the event of the subsequent attainment of the performance goals applicable to him, Mr. Harrison (or his estate) is entitled to a pro-rata award based on the portion of the performance period completed by him.

In the event of a “change in control,” Mr. Harrison is entitled to a pro-rata portion of his target award for the performance period, based on the portion of the performance period completed.

The definition of “retirement” is the same definition used for the Annual Bonus Plan, as described above. The definition of a “change in control” is the same definition used for the ORP, as described above.

VI. Pay Ratio Disclosure

The SEC rules require the Company to disclose annually (i) the median annual total compensation of all employees of the Company (excluding Mr. Harrison, the Company’s principal executive officer); (ii) the annual total compensation of Mr. Harrison; and (iii) the ratio of Mr. Harrison’s annual total compensation to the median annual total compensation of all employees of the Company (excluding Mr. Harrison).

Based on the methodology and material assumptions described below, the Company has estimated these amounts to be as follows:

Median annual total compensation of all employees (excluding Mr. Harrison)	$ 57,152
Annual total compensation of Mr. Harrison	$13,545,136
Ratio of Mr. Harrison’s annual total compensation to the median annual total compensation of all other employees	237:1

For fiscal 2021, the Company used the same median employee identified in fiscal 2020 to determine the median annual total compensation of all employees (excluding Mr. Harrison). To determine the median employee in fiscal 2020, the Company compiled a list of all employees (excluding Mr. Harrison) as of December 15, 2020, sorted the list of employees by their taxable compensation for federal income tax purposes from the Company’s payroll records for the 12-month period ended December 31, 2020 and selected the employee with the median taxable compensation amount. The Company annualized the taxable compensation of any full-time or part-time employees on the list who were not employed for the full year and did not include the value of non-taxable Company-provided benefits such as retirement plan contributions and medical and life insurance benefits. As of December 31, 2021, the Company had 15,999 employees.

The annual total compensation of Mr. Harrison is the total amount of his compensation presented in the 2021 Summary Compensation Table on page 41. The Company determined the annual total compensation of the median employee shown above using the same rules applicable to the completion of the 2021 Summary Compensation Table for Mr. Harrison and the other named executive officers.

Equity Compensation Plan Information

The following table provides information as of December 31, 2021, concerning the Company’s outstanding equity compensation arrangements as of that date:

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (#) (a)	Weighted-average exercise price of outstanding options, warrants and rights ($) (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (#) (c)
Equity compensation plans approved by security holders	—	—	550,000	(1)
Equity compensation plans not approved by security holders	—	—	—
Total	—	—	550,000	(1)
__________

(1)Represents the sum of (i) 250,000 shares of Coke Consolidated Common Stock reserved for issuance pursuant to awards that may be made in the future under the Long-Term Performance Plan and (ii) 300,000 shares of Coke Consolidated Class B Common Stock reserved for issuance pursuant to awards that may be made in the future under the Long-Term Performance Equity Plan.

Consideration of Risk Related to Compensation Programs

The Company has considered its compensation policies and practices for all employees and determined that any risks arising from such policies and practices are not reasonably likely to have a material adverse effect on Coke Consolidated. As described in the “Compensation Discussion and Analysis” section beginning on page 28, the Compensation Committee and management have designed Coke Consolidated’s executive compensation program to achieve a number of goals, including the following:

•Motivating the executive officers to achieve Coke Consolidated’s annual and long-term strategic and financial goals and rewarding performance based on the attainment of those goals;

•Appropriately balancing risk and reward in the context of the Company’s business environment and long-range business plans;

•Being affordable and appropriately aligned with stockholder interests; and

•Being reasonably balanced across types and purposes of compensation, particularly with respect to fixed compensation objectives, short-term and long-term performance-based objectives and retention and retirement objectives.

In light of these goals, the Compensation Committee, senior management and human resources personnel have considered risk as they designed the various elements of the Company’s compensation programs.

The Company notes the following factors with respect to the determination that any risks arising from the compensation policies and practices are not reasonably likely to have a material adverse effect on Coke Consolidated:

•The belief that the Company’s compensation programs are reasonably balanced across types of compensation and the various objectives they are designed to reward;

•While Coke Consolidated does not engage in compensation benchmarking, the Company does retain a compensation consultant to conduct comparative studies of the Company’s executive compensation relative to peer companies and survey data;

•The Annual Bonus Plan, the Long-Term Performance Plan and the Long-Term Performance Equity Plan provide for payouts based on the achievement of key financial goals under Coke Consolidated’s annual and long-range strategic plan and provide for increased payout as financial performance increases and less or no payout as financial performance decreases. Awards under these plans do not provide for payouts based on individual transactions that could transfer liability to Coke Consolidated beyond the award date;

•The specific corporate performance goals for the Annual Bonus Plan, the Long-Term Performance Plan and the Long-Term Performance Equity Plan are initially developed based on the Company’s annual budget. The Executive Vice President and Chief Financial Officer and the Executive Vice President, General Counsel and Secretary of Coke Consolidated then use financial models to determine the appropriate award criteria and target goals for each plan. The financial models and plan goals are reviewed with and approved by the Chairman and Chief Executive Officer and the President and Chief Operating Officer of Coke Consolidated before being presented to, reviewed with and approved by the Compensation Committee;

•Performance goals are generally based on corporate and individual performance and are not based on other goals that may create increased risk such as the performance of individual business units or the accomplishment of particular tasks where the income and risk from the tasks extend over a significantly longer period of time; and

•The Company has adopted an Incentive Compensation Recovery Policy that authorizes the Compensation Committee, within 12 months of any restatement of the Company’s financial results due to material noncompliance by the Company with any financial reporting requirement under the federal securities laws, to seek to recover from any executive officers whose intentional misconduct, gross negligence or fraud led to the restatement all or any portion of any performance-based compensation received by such executive officers within the three years preceding such restatement. The Incentive Compensation Recovery Policy also authorizes the Compensation Committee to seek to recover from the Chief Executive Officer, the Chief Financial Officer and the Chief Operating Officer all or any portion of the performance-based compensation that would not have been awarded or earned during the three years preceding the restatement had it been calculated on the basis of the restated financial results.

Compensation Committee Interlocks and Insider Participation

Sharon A. Decker, James H. Morgan, Dennis A. Wicker and Richard T. Williams served on the Compensation Committee in fiscal 2021. None of the directors who served on the Compensation Committee in fiscal 2021 has ever served as one of the Company’s officers or employees or had any relationship with the Company or any of its subsidiaries since the beginning of fiscal 2021 pursuant to which disclosure would be required under the SEC rules pertaining to the disclosure of transactions with related persons. During fiscal 2021, none of the Company’s executive officers served as a director or a member of the compensation committee (or other committee performing similar functions) of any other entity of which an executive officer of such other entity served on the Board or its Compensation Committee.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the “Compensation Discussion and Analysis” section included in this Proxy Statement with management and, based on such review and discussions, recommended to the Board that the “Compensation Discussion and Analysis” section be included in this Proxy Statement and in Coke Consolidated’s Annual Report on Form 10-K for fiscal 2021.

Submitted by the Compensation Committee of the Board.

Dennis A. Wicker, Chairman
Sharon A. Decker
James H. Morgan
Richard T. Williams

Audit Committee Report

The primary purpose of the Audit Committee is to assist the Board in its oversight of all material aspects of the accounting and financial reporting processes, internal controls and internal audit function of the Company, including its compliance with Section 404 of the Sarbanes-Oxley Act of 2002. Management has primary responsibility for the Company’s consolidated financial statements and reporting processes, including its internal controls and disclosure controls and procedures. The Company’s independent registered public accounting firm, PricewaterhouseCoopers LLP, is responsible for performing an independent audit of the consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board and expressing an opinion on the conformity of those audited consolidated financial statements with GAAP.

In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed with management the audited consolidated financial statements included in the Company’s Annual Report on Form 10-K for fiscal 2021. This review included a discussion of the quality and acceptability of the Company’s financial reporting and internal controls. During the past fiscal year, the Audit Committee discussed with the Company’s independent registered public accounting firm the matters required to be discussed by applicable requirements of the Public Company Accounting Oversight Board and the SEC. The Audit Committee also received during the past fiscal year the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence, and has discussed with the independent registered public accounting firm its independence.

Based on the reviews, discussions and disclosures referred to above, the Audit Committee recommended to the Board that the audited consolidated financial statements of the Company for fiscal 2021 be included in its Annual Report on Form 10-K for such fiscal year.

Submitted by the Audit Committee of the Board.

James H. Morgan, Chairman
Sharon A. Decker
James R. Helvey, III
William H. Jones
Dennis A. Wicker

Proposal 2:
Ratification of the Appointment of
Independent Registered Public Accounting Firm

The Audit Committee of the Board of Directors has appointed PricewaterhouseCoopers LLP to serve as the Company’s independent registered public accounting firm for fiscal 2022. The Audit Committee reviewed and discussed the performance of PricewaterhouseCoopers LLP for fiscal 2021 prior to its appointment of PricewaterhouseCoopers LLP to serve as the Company’s independent registered public accounting firm for fiscal 2022.

The Company expects that representatives of PricewaterhouseCoopers LLP will participate in the Annual Meeting, and the representatives will have an opportunity to make a statement if they desire to do so. The Company also expects that the representatives will be available to respond to appropriate questions from stockholders.

Stockholder ratification of the Audit Committee’s appointment of PricewaterhouseCoopers LLP to serve as the Company’s independent registered public accounting firm for fiscal 2022 is not required by the By-laws or otherwise. Nevertheless, the Board is submitting the appointment of PricewaterhouseCoopers LLP to the Company’s stockholders for ratification as a matter of good corporate governance. If the Company’s stockholders fail to ratify the appointment, the Audit Committee will reconsider its appointment of PricewaterhouseCoopers LLP. Even if this appointment is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the fiscal year if the Audit Committee determines that such a change would be in the best interests of the Company and its stockholders.

The Board of Directors unanimously recommends that you vote “FOR” the ratification of the appointment of PricewaterhouseCoopers LLP to serve as the Company’s independent registered public accounting firm for fiscal 2022. Unless otherwise specified, proxies will be voted “FOR” the ratification of the appointment of PricewaterhouseCoopers LLP to serve as the Company’s independent registered public accounting firm for fiscal 2022.

Fees Paid to Independent Registered Public Accounting Firm

The following table presents fees for professional audit services rendered by PricewaterhouseCoopers LLP for the audit of the Company’s consolidated financial statements for fiscal 2021 and fiscal 2020 and fees billed for other services rendered by PricewaterhouseCoopers LLP during those periods:

	Fiscal 2021 ($)	Fiscal 2020 ($)
Audit Fees(1)	1,670,100	1,747,900
Audit-Related Fees	—	—
Tax Fees	—	—
All Other Fees(2)	—	658,540
Total	1,670,100	2,406,440
__________

(1)Audit Fees consist of the aggregate fees billed for the respective fiscal year for professional services rendered by the independent registered public accounting firm for the audit of the Company’s annual consolidated financial statements and the review of the Company’s interim consolidated financial statements included in the Company’s Quarterly Reports on Form 10-Q. Audit Fees also consist of the aggregate fees billed for the respective fiscal year for services that are normally provided by the independent registered public accounting firm in connection with statutory and regulatory filings or engagements.

(2)All Other Fees consist of the aggregate fees billed for fiscal 2020 for a non-assurance consulting project.

Audit Committee Pre-Approval of Audit and Non-Audit Services

The Audit Committee’s policy is to pre-approve all audit and permissible non-audit services to be performed by the independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services. All such services provided in fiscal 2021 were pre-approved by the Audit Committee. Pre-approval is generally provided for up to one year and any pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget. The independent registered public accounting firm and management are required to periodically report to the full Audit Committee regarding the extent of services provided by the independent registered public accounting firm in accordance with this pre-approval, and the fees for the services performed to date.

The Audit Committee has delegated pre-approval authority to its chairman when necessary due to timing considerations. Any services pre-approved by such chairman must be reported to the full Audit Committee at its next scheduled meeting.

Additional Information

Stockholder Proposals for the 2023 Annual Meeting of Stockholders

Any stockholder proposal intended to be included in Coke Consolidated’s proxy statement and form of proxy relating to the 2023 Annual Meeting of Stockholders must be in writing and received by the Company not later than November 28, 2022. Any such stockholder proposal must also comply with Rule 14a-8 of the Exchange Act, which lists the requirements for the inclusion of stockholder proposals in company-sponsored proxy materials. Stockholder proposals should be addressed to the attention of the Company’s Secretary at Coca‑Cola Consolidated, Inc., 4100 Coca‑Cola Plaza, Charlotte, North Carolina 28211. Pursuant to the SEC rules, submitting a proposal will not guarantee that it will be included in the Company’s proxy materials.

In addition, any stockholder proposal intended to be presented at the 2023 Annual Meeting of Stockholders, but that will not be included in Coke Consolidated’s proxy statement and form of proxy relating to the 2023 Annual Meeting of Stockholders, must be in writing and received by the Company’s Secretary at Coca‑Cola Consolidated, Inc., 4100 Coca‑Cola Plaza, Charlotte, North Carolina 28211 not later than the close of business on the 90th day nor earlier than the close of business on the 120th day prior to the first anniversary of the Annual Meeting. As a result, any proposals submitted by a stockholder pursuant to the provisions of the By-laws (other than proposals submitted pursuant to Rule 14a-8 of the Exchange Act) must be received not earlier than the close of business on January 10, 2023 and not later than the close of business on February 9, 2023. However, in the event that the date of the 2023 Annual Meeting of Stockholders is more than 30 days before or more than 60 days after May 10, 2023, notice by the stockholder to be timely must be so received not earlier than the close of business on the 120th day prior to the date of the 2023 Annual Meeting of Stockholders and not later than the close of business on the later of the 90th day prior to the date of such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made by the Company. Stockholder proposals must include the specified information concerning the proposal and the stockholder submitting the proposal as set forth in the By-laws. A copy of the By-laws may be obtained by writing to the Company’s Secretary at Coca‑Cola Consolidated, Inc., 4100 Coca‑Cola Plaza, Charlotte, North Carolina 28211.

2021 Annual Report to Stockholders

This Proxy Statement is accompanied by the 2021 Annual Report to Stockholders, and these materials are also available at www.proxyvote.com and the investor relations portion of the Company’s website, www.cokeconsolidated.com. The 2021 Annual Report to Stockholders, which contains the audited consolidated financial statements and other information about the Company, is not incorporated in this Proxy Statement and is not to be deemed a part of the proxy soliciting material.

Annual Report on Form 10-K

The Company will provide without charge to each person solicited pursuant to this Proxy Statement, upon the written request of any such person, a copy of the Company’s Annual Report on Form 10‑K for fiscal 2021, including the financial statements and the financial statement schedules, required to be filed with the SEC, or any exhibit thereto. Requests should be in writing and addressed to the attention of F. Scott Anthony, the Company’s Executive Vice President and Chief Financial Officer, at Coca‑Cola Consolidated, Inc., P.O. Box 31487, Charlotte, North Carolina 28231.

Householding

The SEC has adopted rules permitting companies to mail one proxy statement and annual report, or notice of internet availability of proxy materials, as applicable, in one envelope to all stockholders residing at the same address if certain conditions are met. This is called “householding” and can result in significant savings of paper and mailing costs. The Company has not implemented householding with respect to its stockholders of record; however, a number of brokerage firms have instituted householding that may impact certain beneficial owners of shares held in street name. If members of your household have multiple accounts through which they hold Coke Consolidated stock, you may have received a householding notification from the stockholder of record (e.g., your bank, broker or other nominee).

Please contact the stockholder of record directly if you have any questions or wish to revoke your decision to household or to receive an additional copy of this Proxy Statement, the 2021 Annual Report to Stockholders or the Notice of Internet Availability for members of your household.

COCA-COLA CONSOLIDATED, INC.
4100 COCA-COLA PLAZA
CHARLOTTE, NC 28211-3481

SCAN TO
VIEW MATERIALS & VOTE

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com or scan the QR Barcode above**

Use the internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m., Eastern Time, on May 9, 2022. Have your proxy card in hand when you access the website and then follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/COKE2022**

You may attend the meeting via the internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and then follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m., Eastern Time, on May 9, 2022. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by Coca-Cola Consolidated, Inc. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via email or the internet. To sign up for electronic delivery, please follow the instructions above to vote using the internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

D72523-P68941 KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

COCA-COLA CONSOLIDATED, INC.

Coke Consolidated's Board of Directors recommends that you vote "FOR ALL" of the nominees named in Proposal 1:

	For All	Withhold All	For All Except
1. Election of Directors	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees:

01) J. Frank Harrison, III
02) Sharon A. Decker
03) Morgan H. Everett
04) James R. Helvey, III
05) William H. Jones
06) Umesh M. Kasbekar
07) David M. Katz
08) Jennifer K. Mann
09) James H. Morgan
10) Dennis A. Wicker
11) Richard T. Williams

Coke Consolidated's Board of Directors recommends that you vote "FOR" Proposal 2:

	For	Against	Abstain
2. Ratification of the appointment of PricewaterhouseCoopers LLP to serve as Coke Consolidated's independent registered public accounting firm for fiscal 2022.	☐	☐	☐

NOTE: In their discretion, the proxy holders are authorized to vote on such other business as may properly come before the meeting or any adjournment or postponement thereof. EACH OF PROPOSALS 1 AND 2 HAS BEEN PROPOSED BY COCA-COLA CONSOLIDATED, INC.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

D72524-P68941

COCA-COLA CONSOLIDATED, INC.
2022 Annual Meeting of Stockholders
May 10, 2022
This proxy is solicited on behalf of Coke Consolidated's Board of Directors.

The undersigned hereby appoint(s) J. Frank Harrison, III, David M. Katz and E. Beauregarde Fisher III, and each of them, as attorneys-in-fact, each with the power to appoint his substitute, and hereby authorize(s) each of them to represent and to vote, as designated on the reverse side of this proxy card, all of the shares of Common Stock and Class B Common Stock of Coca-Cola Consolidated, Inc. that the undersigned is/are entitled to vote at the 2022 Annual Meeting of Stockholders to be held at 9:00 a.m., Eastern Time, on Tuesday, May 10, 2022 via live audio webcast at www.virtualshareholdermeeting.com/COKE2022, and any adjournment or postponement thereof. The proxy holders are authorized to vote on such other business as may properly come before the meeting or any adjournment or postponement thereof, exercising their discretion as set forth in the Notice of Annual Meeting and Proxy Statement.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE UNDERSIGNED. IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED "FOR ALL" OF THE NOMINEES NAMED IN PROPOSAL 1, "FOR" PROPOSAL 2, AND IN THE DISCRETION OF THE PROXY HOLDERS WITH RESPECT TO SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT OR POSTPONEMENT THEREOF.

PLEASE MARK, SIGN AND DATE ON THE REVERSE SIDE, AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE, OR FOLLOW THE INSTRUCTIONS TO VOTE BY INTERNET OR PHONE.

Continued and to be signed on reverse side